Exhibit 2.1

INTEREST PURCHASE AGREEMENT

by and among

BSU LEAF HOLDINGS LLC,

CONIFER HOLDINGS, INC.,

and, solely for purposes of Section 2.8 hereof,

BISHOP STREET UNDERWRITERS LLC

August 30, 2024

i

ii

Schedule I – Excluded Assets and Liabilities
Schedule II – Restricted Class of Business
Exhibit A - Restricted Individuals
Exhibit B - Sample Working Capital Calculation
Exhibit C - Pre-Signing Steps
Exhibit D - Sample Quarterly Gross Revenue Calculation
Exhibit E - R&W Policy

iii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2024, is by and among BSU Leaf Holdings LLC, a Delaware limited liability company (“Buyer”), Conifer Holdings, Inc., a Michigan corporation (“Seller”), and solely for purposes of Section 2.8 hereof, Bishop Street Underwriters LLC, a Delaware limited liability company (“BSU”).

RECITALS

WHEREAS, Conifer Insurance Services, LLC, a Delaware limited liability company and formerly known as Conifer Insurance Services, Inc. (the “Company”), is engaged in the business of a managing general agent, including producing gross written premiums for third-party insurers, marketing to individual agents, claims adjusting, and reviewing specific opportunities to write select business on a direct basis (the “Business”);

WHEREAS, as of the date hereof, Seller owns one-hundred percent (100%) of the issued and outstanding Equity Securities of the Company (the “Company Equity Securities”);

WHEREAS, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, prior to the Closing Date, Seller and the Company completed the Pre-Signing Steps and executed and delivered the Assignment and Assumption Agreement and the Distribution Agreement;

WHEREAS, at the Closing, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Company Equity Securities (the “Purchased Interests”), subject to and in accordance with the terms of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into a restrictive covenant agreement with each of the Restricted Individuals (the “Restrictive Covenant Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into an employment agreement with each of the Key Employees (the “Employment Agreements”);

WHEREAS, prior to the execution and delivery of this Agreement, the Company entered into the Program Administration Agreement with Cox Specialty Markets;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into the Services Agreement with Sycamore;

WHEREAS, prior to the execution and delivery of this Agreement, the Company entered into the Premium Finance Agreement with Honor Capital;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into the Capacity Agreement with CIC; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a transition services agreement with the Seller (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.1       Defined Terms.

“Accounting Arbitrator” has the meaning set forth in Section 2.6(c).

“Accounts” means a right of the Company to receive revenue, commissions, fees, income, or payments and any other entitlements and rights of every kind and nature whatsoever to receive money or payments with respect to a particular Person.

“Adjustment Amount” has the meaning set forth in Section 2.6(d).

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Adjustment Escrow Amount” means $500,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Annualized Quarterly Gross Revenue” means, with respect to any fiscal quarter of the Company, an amount equal to (a) the Quarterly Gross Revenue of the Company in respect of such fiscal quarter, multiplied by (b) four (4).

“Anti-Corruption Laws” has the meaning set forth in Section 3.14(b).

“Applicable Law” means any foreign, federal, state, provincial, territorial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Orders by or with Governmental Authorities, any Stock Exchange Requirements and ruling or other similar requirement enacted, adopted, promulgated, issued or applied by any Governmental Authority.

“Assigned Contracts” means the Contracts set forth on Schedule 1.1(a).

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement, dated as of the date hereof, by and between Seller and the Company.

“Attorney-Client Communications” means any communication occurring on or prior to the Closing between any Law Firm, on the one hand, and the Company, Seller, or any of their respective Affiliates or representatives, on the other hand, that relates to the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, including any representation, warranty or covenant of any party under this Agreement or of any party or Person under any other Transaction Documents.

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Beneficial Ownership”, “Beneficial Owner”, “Beneficially Own” and similar terms have the meanings set forth in Rule 13d-3 under the Exchange Act.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Branded Materials” has the meaning set forth in Section 6.9(c)(i).

“BSU” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business IT Assets” means all Company IT Assets (a) owned by or licensed or leased to the Company or (b) contemplated to be owned by or licensed or leased to the Company after giving effect to the Assignment and Assumption Agreement.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority; Authorization), and Section 5.5 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Released Claims” has the meaning set forth in Section 6.7(b).

“Buyer Released Parties” has the meaning set forth in Section 6.7(b).

“Buyer Releasing Parties” has the meaning set forth in Section 6.7(b).

“Buyer Restricted Party” means Buyer, its Subsidiaries and any controlled Affiliate of the foregoing.

“Cap” has the meaning set forth in Section 7.6(c)(iii).

“Capacity Agreement” means the capacity agreement, dated as of the Closing Date, by and between the Company and CIC.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company without restriction of any kind, net of any bank overdrafts and as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case, as of immediately prior to the Closing, calculated in accordance with GAAP, and which shall exclude any “restricted cash.”

“Change of Control” means, with respect to any specified Person, the occurrence of any of the following:

(a)          an acquisition of any voting securities of such specified Person by any “person or group” (as such term is used in Section 13(d) of the Exchange Act) following the Closing Date, immediately after which such person or group first has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of such specified Person’s then-outstanding voting securities;

(b)          a complete liquidation or dissolution of such specified Person; or

(c)          the sale or other disposition of all or substantially all of the assets of such specified Person and its Subsidiaries taken as a whole to any other Person (other than (x) a transfer to a Related Party or (y) the distribution to such specified Person’s stockholders of the stock of a Related Party or any other assets).

“Chosen Courts” has the meaning set forth in Section 8.5(b).

“CIC” means Conifer Insurance Company, a Michigan insurance company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Purchase Price” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Closing Working Capital” means the sum of the current assets of the Company of the type included in the applicable line item categories on the sample working capital calculation attached hereto as Exhibit B (the “Sample Working Capital Calculation”) minus the sum of the current liabilities of the Company of the type included in the applicable line item categories on the Sample Working Capital Calculation, in each case as of immediately prior to the Closing and calculated in accordance with the Sample Working Capital Calculation and consistent with GAAP (except as otherwise set forth in the Sample Working Capital Calculation). For the avoidance of doubt, “Closing Working Capital” shall not include any amounts otherwise included in Transaction Expenses or Company Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent, benefit agreement or other Contract with any bargaining agent or Trade Union, in each case, for the benefit of any Employees.

“Combined Tax Return” has the meaning set forth in Section 6.3(a)(i).

“Commercial Software” means software or software-as-a-service that is generally available to the public or businesses as of the Closing Date pursuant to “click-wrap,” “click to download,” “browsewrap,” “shrink-wrap,” or similar terms for less than $15,000 per year.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Company Equity Securities” has the meaning set forth in the Recitals.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority; Authorization), Section 3.3 (Capitalization), Section 3.5(b)(i) (No Conflicts; Consents) and Section 3.22 (Brokers).

“Company Indebtedness” means any amount owed by the Company as of immediately prior to the Closing (including (a) unpaid interest and (b) any prepayment penalties, breakage costs, and fees or expenses arising as a result of the discharge of such amount owed), without duplication, in respect of: (i) obligations for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) the capitalized amount (as determined in accordance with GAAP) of any obligations under leases, (iv) any obligation secured by a Lien on assets of the Company, (v) letters of credit, banker’s acceptances, surety bonds, performance bonds or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), (vi) Liabilities created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property or business, (vii) any account payable, loan or other similar Liability owed by the Company, on the one hand, to any Affiliate of the Company, on the other hand, including those set forth on Schedule 1.1(b), (viii) any deferred and delinquent rent obligations, (ix) any obligation of the Company to purchase, redeem, retire, defease or otherwise acquire for value any shares of capital stock or other equity interests of any Person, (x) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, (xi) all outstanding severance obligations of the Company owed to Employees and all deferred compensation Liabilities (other than accrued bonuses which are included in the calculation of Closing Working Capital) related to the period prior to Closing, together with the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) incurred or owed with respect to the Liabilities referred to in this clause (xi), (xii) all declared but unpaid dividends or distributions on Equity Securities of the Company, (xiii) any customer deposits or other similar amounts, (xiv) all guarantees of obligations of the type referred to in clauses (i) through (xiii), and (xv) any accrued income Taxes of the Company for any taxable period (or portion thereof) ending on the Closing Date that remain unpaid as of Closing; provided, that, (a) any overpayment of taxes (including estimated Taxes) that may be credited against and reduce a particular liability for Taxes shall be taken into account, (b) the Company’s historic Tax principles and methods shall be used, except as otherwise required by Applicable Law and (c) net operating losses generated in a Pre-Closing Tax Period to the extent such amounts actually reduce the amount of income Taxes for any taxable period (or portion thereof) ending on the Closing Date under Applicable Law shall be included (provided, that, for the avoidance of doubt, “Company Indebtedness” shall not include any amounts otherwise included in Transaction Expenses or Closing Working Capital).

“Company Intellectual Property” means Intellectual Property (a) owned or purported to be owned by the Company or (b) contemplated to be owned by the Company as of the execution of the IP Assignment Agreement and the Assignment and Assumption Agreement.

“Company IT Assets” means all IT Assets used or held for use in the operation of the Company, including pursuant to outsourced or cloud computing arrangements.

“Company Securities” has the meaning set forth in Section 3.3.

“Competing Business” has the meaning set forth in Section 6.6(a).

“Confidential Information” has the meaning set forth in Section 6.5.

“Conifer Trademarks” has the meaning set forth in Section 6.9(a).

“Contract” means any agreement, contract, arrangement, understanding, undertaking, obligation, commitment or other legally binding arrangement, whether oral or written, and any amendments and supplements thereto.

“Corporate Insurance Policies” has the meaning set forth in Section 6.12(a).

“Cox Specialty Markets” means MS General Agency, Inc.

“Data Privacy/Security Requirements” has the meaning set forth in Section 3.18(i).

“Deductible” has the meaning set forth in Section 7.6(c)(ii).

“Distribution Agreement” means that certain distribution agreement, dated as of the date hereof, by and between Seller and the Company providing for the assignment by the Company and assumption by Seller of the Excluded Assets and Liabilities.

“Earn-Out Consideration” means, in the event that the Annualized Quarterly Gross Revenue of the Company with respect to each fiscal quarter of a Measurement Period exceeds: (a) the Minimum Threshold Amount for each fiscal quarter of the Company comprising part of such Measurement Period, an aggregate amount equal to $5,000,000; (b) the Middle Threshold Amount for each fiscal quarter of the Company comprising such Measurement Period, an aggregate amount equal to (i) $15,000,000, minus (ii) the aggregate Earn-Out Consideration paid to Seller in respect of all prior Measurement Periods; and (c) the Maximum Threshold Amount for each fiscal quarter of the Company comprising such Measurement Period, an aggregate amount equal to (i) $25,000,000, minus (ii) the aggregate Earn-Out Consideration paid to Seller in respect of all prior Measurement Periods. For the avoidance of doubt, (A) Earn-Out Consideration shall only become earned and payable by Buyer hereunder pursuant to each of the foregoing clauses (a) - (c) on one occasion each, (B) all or any portion of the Earn-Out Consideration may be achieved in respect of one Measurement Period, and (C) in no event shall the aggregate Earn-Out Consideration payable by Buyer hereunder exceed $25,000,000 in the aggregate (“Maximum Earn-Out Consideration”).

“Earn-Out Period” means the period starting on April 1, 2024 and ending on the three-year anniversary of the Closing Date.

“Earn-Out Statement” has the meaning set forth in Section 2.5(a).

“Employees” means those individuals who are employed (a) by the Company or (b) by any of Affiliate of the Company primarily in connection with the Business. For purposes of this definition, “primarily” means, with respect to any employee, more than fifty percent (50%) of such employee’s working time for the Company and its Affiliates.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Law” means any Applicable Law and any Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equity Securities” means, of any Person, any and all shares of capital stock or other equity or similar interests of such Person, any and all warrants or options to acquire shares of capital stock or other equity interests of such Person and any and all securities exchangeable for, or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Buyer, Seller and the Escrow Agent.

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Cash Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Events” has the meaning set forth in the definition of “Material Adverse Effect” set forth in this Article I.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Assets and Liabilities” means any of the assets or liabilities set forth on Schedule I.

“Excluded IP Contracts” has the meaning set forth in Section 3.9(a)(x).

“Excluded Subsidiaries” has the meaning set forth on Schedule I.

“Existing Services Agreement” means that certain consulting and information technology services agreement, dated as of January 1, 2023, by and between Seller and Sycamore.

“Existing Stock” has the meaning set forth in Section 6.9(c)(i).

“Final Cash Purchase Price” has the meaning set forth in Section 2.6(d).

“Final Determination” means either (a) a mutual written agreement of the Buyer and Seller or (b) a final, non-appealable judicial decision of a court of competent jurisdiction.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means intentional and knowing common law fraud under Delaware law with respect to the representations and warranties set forth in Article III, Article IV or Article V of this Agreement. For avoidance of doubt, “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations, the Company Fundamental Representations, and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GLBA” means any statute or code of any U.S. jurisdiction or any rule or regulation promulgated by a U.S. Insurance Regulatory Authority that implements the privacy requirements of the Gramm-Leach-Bliley Act applicable to any consumer or customer of an insurance product or service.

“Government Official” has the meaning set forth in Section 3.14(b).

“Governmental Authority” means any transnational, supernational, federal, state, provincial, territorial, local, county, municipal or foreign government or any political subdivision, agency or instrumentality thereof, or any self-regulated organization or other non-governmental regulatory authority or body or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), exercising governmental, executive, legislative, judicial, regulatory, administrative, or taxing functions, or any arbitrator, mediator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, toxic mold, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HIPAA Privacy and Security Regulations” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the privacy and security regulations promulgated pursuant thereto by the U.S. Department of Health and Human Services.

“Honor Capital” means Honor Capital Corporation, a Florida corporation.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Cap” has the meaning set forth in Section 7.6(b).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Indemnity Escrow Amount” means an amount equal to $375,000.

“Insurance Agency Contract” has the meaning set forth in Section 3.10(a).

“Insurance Customer” means any Person that has applied for or purchased an Insurance Policy from the Company.

“Insurance Cybersecurity Law” means (a) Chapter 5A of Chapter 500 of the Michigan Insurance Code of 1956, (b) 23 N.Y. Comp. Codes R. & Regs., § 500.01, et seq. and (c) any similar Applicable Laws (or amendments to such laws) enacted or promulgated in any jurisdiction in which the Company or its Affiliates now conducts the Business.

“Insurance Policy” means any binder, contract or policy of insurance or reinsurance, including any certificates or other evidence of coverage issued under a contract of group insurance.

“Insurance Regulatory Authority” means a U.S. insurance department or other federal or territorial Governmental Authority having enforcement authority over the insurance laws and regulations of a U.S. state.

“Intellectual Property” means the following intellectual property rights: (a) patents and patent applications and any reissues, continuations, continuations‑in‑part, divisions, revisions, extensions or reexaminations thereof, (b) trademarks, service marks, trade dress, trade names, slogans, logos and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (c) copyrights and other works of authorship and registrations, applications and renewals for any of the foregoing, as applicable, (d) trade secrets and other confidential and other non-public information, know-how, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not), (e) Internet domain names, social media accounts and handles, (f) Software and (g) any and all other proprietary rights.

“Intercompany Amounts” means any non-premium related liability owing to or from the Company, on the one hand, and Seller or any Subsidiary of Seller (other than the Company), on the other hand.

“IP Assignment Agreement” means that certain intellectual property assignment agreement, dated as of the date hereof, by and between Seller and the Company.

“IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Key Customers” has the meaning set forth in Section 3.24.

“Key Employees” means Nick Petcoff, Joe Lyons and Jason Brawner.

“Knowledge of Seller” means the actual knowledge of Brian Roney, Harold Meloche, Nicholas Petcoff, Richard Fiato or Jason Brawner based on reasonable inquiry.

“Knowledge of the Company” means the actual knowledge of Brian Roney, Harold Meloche, Nicholas Petcoff, Richard Fiato or Jason Brawner based on reasonable inquiry.

“Law Firms” has the meaning set forth in Section 8.16(a).

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” means, with respect to any Person, any liability, debt or obligation of such Person of any kind, character, description or nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensees” has the meaning set forth in Section 6.9(c)(i).

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, claim, right of first refusal, charge, security interest or encumbrance in respect of such property or asset.

“Losses” means any and all losses, damages, claims of any kind (including third party claims), deficiencies, liabilities, obligations, charges, interest, penalties, fines, Taxes, amounts paid in settlements, judgments, awards and costs and expenses (including reasonable attorneys’ fees and expenses, court costs and other out-of-pocket expenses, whether or not arising out of a third party claim, but not including internal management, administrative or overhead costs, and not including loss of profits or consequential or punitive damages except to the extent that they form part of any adjudicated Losses owing in respect of third party claims); provided, however, that “Losses” shall not include speculative damages.

“Malicious Code” means, other than mechanisms intentionally incorporated by a developer or owner of software to enforce contract terms (and which have been disclosed by such Person to licensees of software), (a) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware and (b) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT Asset (or portion thereof).

“Material Adverse Effect” means (a) any event, change, discovery of information, development, effect, condition, result, circumstance, matter, occurrence or state of facts (“Events”) that, either individually or in the aggregate with all other Events, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, properties, results of operations or financial condition of the Company, taken as a whole, except any such effect resulting or arising from any of the following (i) changes or conditions generally affecting any industry in which the Company operates, (ii) changes in economic (including financial, banking and/or securities markets) conditions generally, (iii) changes in political or social conditions generally, including acts of war, sabotage or terrorism, military actions, or any escalation or worsening of the foregoing, (iv) changes in accounting requirements or principles under GAAP following the date hereof, (v) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (vi) changes in Applicable Law or the interpretation thereof after the date hereof, or (vii) earthquakes, floods, hurricanes, tornadoes, natural disasters, pandemics or other “acts of God”; provided, that any Event set forth in clauses (i) – (iv), (vi) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Event has a disproportionate and adverse effect on the business, assets, Liabilities, properties, results of operations or financial condition of the Company, taken as a whole, relative to other Persons similarly situated or (b) any Event that prevents or materially delays, or would be reasonably expected to prevent or materially delay, the performance by Seller of its obligations under this Agreement or the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.9(a).

“Maximum Target Working Capital” means $1,500,000.

“Maximum Threshold Amount” means $35,000,000.

“Measurement Period” means any two (2) sequential fiscal quarters of the Company during the Earn-Out Period. For the avoidance of doubt, any individual fiscal quarter may be included in one or more applicable Measurement Periods.

“Measurement Time” means 11:59pm on August 31, 2024.

“MGA Contract” means any contract between the Company and an insurance company under which the Company acts as a managing general agent or managing general underwriter under any MGA Law.

“MGA Law” means, with respect to any Person, any U.S. state statute, rule or regulation governing managing general agents that is binding upon or applicable to such Person.

“Middle Threshold Amount” means $30,000,000.

“Mini-Basket” has the meaning set forth in Section 7.6(c)(i).

“Minimum Target Working Capital” means $400,000.

“Minimum Threshold Amount” means $27,500,000.

“Non-Party Affiliates” has the meaning set forth in Section 8.15.

“Objection Notice” has the meaning set forth in Section 2.6(b).

“Operations Insurance Policies” has the meaning set forth in Section 3.21.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, settlement, award or disciplinary agreement entered by or with any Governmental Authority.

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement or operating agreement of such limited liability company, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and limited partnership agreement of such limited partnership, (d) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (e) any amendment to any of the foregoing.

“Overall Cap” has the meaning set forth in Section 7.6(a).

“Payoff Debt” means Company Indebtedness required to be repaid upon the Closing pursuant to the terms of the applicable Contracts relating to such Company Indebtedness as set forth on Schedule 1.1(c).

“Permits” has the meaning set forth in Section 3.14(d).

“Permitted Lien” means (a) all Liens that would be disclosed in a current, accurate survey or title search of any Leased Real Property, which have been made available to Buyer prior to the date hereof; provided, no such Lien, individually or in the aggregate, impairs in any material respect the current use of the assets subject thereto, (b) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority which are not violated, in any material respect, by the current use or structure of the property to which they relate, (e) any recorded easements, restrictions, encroachments, rights-of-way, or covenants relating to the Leased Real Property that are not violated in any material respect by the Company and, individually or in the aggregate, do not materially detract from the value, or impair in any material respect the current use, of the affected property by the Company and (f) Liens not incurred in connection with the borrowing of money or the advance of credit that, individually or in the aggregate, do not materially detract from the value, or impair in any material respect the current use, of the affected property.

“Perpetual Agreement” means the claims management agreement, dated as of the Closing Date, by and between the Company, CIC and White Pine Insurance Company, a Michigan corporation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, which may include name, street address, telephone number, email address, identification number issued by a Governmental Authority, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “personal information,” or “personal data” or any similar term under applicable Law or in the Company’s privacy policies, notices, or the contracts to which it is subject, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Insurance Matter” has the meaning set forth in Section 6.12(b).

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 6.3(a)(i).

“Pre-Closing Share” means with respect to a Straddle Period (a) in the case of real property, personal property and similar ad valorem Taxes, the total amount of Taxes due for the entire Straddle Period, multiplied by (i) the number of days in the Straddle Period on or before the Closing Date divided by (ii) the total number of days in the Straddle Period, and (b) in the case of all other Taxes, the amount of Taxes that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date.

“Pre-Closing Tax” means any Tax for any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Signing Steps” means the transactions set forth on Exhibit C attached hereto.

“Pre-Signing Steps Documents” means all agreements, documents, instruments and certificates executed, delivered and filed in connection with the Pre-Signing Steps.

“Predecessor Entity” means Conifer Insurance Services, Inc., a Michigan corporation, which has been converted prior to the date hereof into Conifer Insurance Services, LLC as part of the Pre-Signing Steps.

“Premium Finance Agreement” means the premium finance replacement solution, dated August 8, 2024, by and between the Company and Honor Capital.

“Privacy Laws” means all Applicable Laws and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Data (including Applicable Laws of jurisdictions where Personal Data was collected), including, as applicable, Applicable Laws concerning data breach notification; consumer protection; requirements for website and mobile application privacy policies and practices; Social Security number protection; data security; and email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the California Online Privacy Protection Act, the California Invasion of Privacy Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Video Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, Massachusetts General Law Chapter 93H and its implementing regulations, 201 CMR 17.00, the New York Stop Hacks and Improve Electronic Data Security Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all Insurance Cybersecurity Laws, GLBA, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Applicable Laws.

“Proceeding” means any claim (including any cross-claim or counterclaim), legal action, suit, cause of action, charge, demand, litigation, order, proceeding (including any civil, commercial, criminal, administrative, investigative or appellate proceeding), arbitration, complaint, hearing, dispute resolution process, governmental audit, inquiry, subpoena, formal or informal request for information, criminal prosecution or investigation.

“Process” or “Processing” means any operation or set of operations performed on Personal Data, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure or disposal of Personal Data.

“Program Administration Agreement” means the program administration agreement, dated May 29, 2024, by and between the Company and Cox Specialty Markets.

“Proprietary Software” has the meaning set forth in Section 3.18(a).

“Public Software” means Software that is, contains or is derived from Software distributed as freeware, shareware or open source Software, or under similar licensing or distribution models that (a) require the licensing, disclosure or distribution of source code to any other person, (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any software, (c) allow any Person (or require that the applicable licensee allow any Person) to decompile, disassemble or reverse engineer any Software, or (d) require the licensing or distribution of any Software to any other person for the purpose of making derivative works, or (e) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org or the Free Software Foundation at www.fsf.org, or the Software Package Data Exchange at https://spdx.org/licenses/.

“Purchase Price” means an amount equal to the sum of (a) the Closing Cash Purchase Price plus (b) the Earn-Out Consideration, if any.

“Purchase Price Allocation” has the meaning set forth in Section 6.3(e).

“Purchased Interests” has the meaning set forth in the Recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

“Quarterly Gross Revenue” means, with respect to any fiscal quarter of the Company, an amount equal to (a) the aggregate amount of commissions, fees, underwriting revenues, and other contingent commissions of the Company (excluding any commissions, fees, underwriting revenues, and other contingent commissions received pursuant to the Services Agreement in respect of such fiscal quarter), plus (b) the product of (x) any commissions, fees, underwriting revenues, and other contingent commissions received pursuant to the Services Agreement in respect of such fiscal quarter and (y) five (5), minus (c) the aggregate amount of revenue of the Company in respect of adjustment of insurance claims (to the extent included as part of clause (a)), in each case determined in accordance with GAAP and in a manner consistent with the sample Quarterly Gross Revenue calculation attached hereto as Exhibit D (the “Sample Quarterly Gross Revenue Calculation”); provided, that, the calculation of Quarterly Gross Revenue of the Company in respect of any fiscal quarter shall take into account any business or Person acquired by the Company or any of its Subsidiaries (but not other Affiliates of the Company (except as set forth below)) subsequent to the Closing Date (including through the application of the foregoing clauses (a) and (b) in respect of such business or Person), including in the event of the acquisition of the business set forth on Schedule 1.1(d) (whether acquired by the Company, any of the Company’s Subsidiaries, Buyer or any of Buyer’s Affiliates).

“R&W Policy” has the meaning set forth in Section 7.12.

“Real Property Leases” has the meaning set forth in Section 3.12(b).

“Recent Financial Statements” has the meaning set forth in Section 3.6(a).

“Records” means all records of the Company (including expiration records), Insurance Agency Contracts, MGA Contracts, Retail Insurance Producer Contracts, client or broker information and files, client or broker lists, prospective client or broker lists, files, books and operating data, policy expiration information, invoices, databases, manuals and other materials, whether in print, electronic or other media, confidential information, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials.

“Registered Intellectual Property” means all Company Intellectual Property that is registered, applied for, pending, filed or issued under the authority of, with or by any Governmental Authority, or Internet domain name registrar.

“Related Party” or “Related Parties” as to any Person, means such Person’s Affiliates and the directors, officers, employees, equityholders or managers of the Person or any member of such Person’s immediate family or any of their respective Affiliates.

“Related Party Contract” has the meaning set forth in Section 3.23.

“Restricted Class of Business” has the meaning set forth on Schedule II attached hereto.

“Restricted Individuals” means the Persons set forth on Exhibit A attached hereto.

“Restricted Party” means Seller, its Subsidiaries and any controlled Affiliate of the foregoing, which for the avoidance of doubt does not include the Company or Sycamore.

“Restricted Period” means the period of time beginning on the Closing Date and ending on the third (3rd) anniversary of the earlier of (a) the date the Earn-Out Consideration is paid in full, or (b) the end of the Earn-Out Period.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Retail Insurance Producer Contract” means any contract between the Company and any Retail Producer whereby such Retail Producer submits insurance risks to the Company on behalf of an Insurance Customer.

“Retail Producer” has the meaning set forth in Section 3.10(a).

“Retained Business” has the meaning set forth in Section 6.9(c)(i).

“Review Period” has the meaning set forth in Section 2.6(b).

“Sample Quarterly Gross Revenue Calculation” has the meaning set forth in the definition of “Quarterly Gross Revenue” set forth in Article I.

“Sample Working Capital Calculation” has the meaning set forth in the definition of “Closing Working Capital” set forth in Article I.

“SEC” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Plan” has the meaning set forth in Section 3.18(j).

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Securities; Title to Purchased Interests), Section 4.3 (Authorization), Section 4.4(b)(i) (No Conflicts; Consents), and Section 4.7 (Brokers, Finders and Investment Bankers).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Released Claims” has the meaning set forth in Section 6.7(a).

“Seller Released Parties” has the meaning set forth in Section 6.7(a).

“Seller Releasing Parties” has the meaning set forth in Section 6.7(a).

“Seller SEC Reports” has the meaning set forth in Section 4.6.

“Seller Taxes” means (a) any Taxes imposed on or payable by or with respect to Seller, (b) any Taxes imposed on or payable with respect to the Company for any Pre-Closing Tax Period and the Pre-Closing Share of any such Taxes for any Straddle Period, (c) Seller’s portion of Transfer Taxes, (d) any Taxes imposed on the Company resulting solely from the Pre-Signing Steps and (e) any Taxes of Seller or any Affiliate of Seller for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as transferee or successor pursuant to a transaction or event occurring prior to Closing, or by reason of having been a member of a consolidated, affiliated, combined or other similar group for Tax purposes, in each case, for any period of time before the Closing.

“Services Agreement” means that certain billing and information technology services agreement, dated as of the date hereof, by and between the Company and Sycamore.

“SFG” has the meaning set forth in Section 2.8(b).

“Software” means (a) computer programs, applications and code, including source code and object code and (b) software development and design tools, libraries and compilers, and documentation for same.

“Stock Exchange Requirements” means the rules or regulations of the Securities Exchange Commission or of any stock exchange on which the shares of any party (including Seller) or its holding company are listed.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Separate Tax Return” has the meaning set forth in Section 6.3(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 7.1.

“Sycamore” means Sycamore Specialty Underwriters LLC, a Michigan limited liability company.

“Sycamore Deferred Consideration” has the meaning set forth in Section 2.8(b).

“Sycamore SPA” has the meaning set forth in Section 2.8(b).

“Tax” or “Taxes” means any federal, provincial, territorial or foreign (including federal, state and local) net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp (including state stamping fees), surplus lines, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty (including late-filing penalties) addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not.

“Tax Return” means any return, form, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Trade Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a provincial, national or international trade union, association that may qualify as a trade union, council of trade unions, a certified bargaining agent, employee bargaining agent or affiliated bargaining agent and any organization which has been declared a trade union pursuant to applicable labor relations legislation.

“Trademark” has the meaning set forth in the definition of “Intellectual Property” set forth in this Article I.

“Transaction Documents” means the Escrow Agreement, the Transition Services Agreement, the Pre-Signing Steps Documents, the Assignment and Assumption Agreement, the Distribution Agreement, the IP Assignment Agreement, the Perpetual Agreement, the Capacity Agreement, and any other agreements and instruments executed and delivered by Buyer and Seller in connection with this Agreement (other than the Restrictive Covenant Agreements, the Program Administration Agreement, the Services Agreement, the Premium Finance Agreement, and the Employment Agreements, each of which shall not be considered a “Transaction Document” hereunder).

“Transaction Expenses” means (a) any cost, fees or expenses incurred by the Company on behalf of Seller that is unpaid as of immediately prior to the Closing incurred in connection with or relating to the transactions contemplated by this Agreement, including the consummation of the transactions contemplated hereby and the other Transaction Documents, including the costs, fees or expenses of all legal, accounting, financial advisory and other advisors, or transaction or consulting fees and expenses, (b) any severance, change in control, retention, bonus, transaction, “stay-around”, termination or similar amounts payable to any Employees, pursuant to an agreement, arrangement or understanding entered into between the Company and such Employee prior to the Closing, as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the employer portion of any employment, payroll or similar Taxes imposed with respect to any of the foregoing, and (c) the premium payment in connection with the R&W Policy.

“Transfer Tax” means any stamp or other sales, transfer, use, recordation, documentary, or similar transaction Tax imposed on Buyer’s purchase of the Purchased Interests.

“Transition Period” has the meaning set forth in Section 6.9(c)(i).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” has the meaning set forth in Section 2.5(g).

“Unlicensed Person” has the meaning set forth in Section 3.15(l).

“Upfront Cash Consideration” means $45,000,000.

“Virtual Data Room” means the virtual data room established by Seller, access to which was given to Buyer and BSU (and their respective representatives) in connection with Buyer’s due diligence investigation of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents.

“VSRM” has the meaning set forth in Section 2.8(b).

Article II.
PURCHASE AND SALE

Section 2.1       Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens (other than restrictions on transfer under U.S. federal and state securities laws), and Buyer shall purchase and accept from Seller, all of the Seller’s right, title and interest in the Purchased Interests in exchange for the Closing Cash Purchase Price plus the Earn-Out Consideration, if any. The “Closing Cash Purchase Price” shall be an amount of cash equal to (a) the Upfront Cash Consideration, plus (b) Cash, plus (c) the amount, if any, by which the Closing Working Capital exceeds the Maximum Target Working Capital, minus (d) the amount, if any, by which the Minimum Target Working Capital exceeds the Closing Working Capital, minus (e) Transaction Expenses, minus (f) Company Indebtedness. Payment of the Closing Cash Purchase Price and payment of the Earn-Out Consideration (if and when, and only to the extent, the Earn-Out Consideration becomes payable pursuant to the terms of this Agreement) shall completely discharge any payment obligations of Buyer and its Affiliates to Seller and its Affiliates with respect to the Purchase Price for the purchase of the Purchased Interests. For avoidance of doubt, in the event that the Closing Working Capital is an amount that equals or exceeds the Minimum Target Working Capital but is less than or equal to the Maximum Target Working Capital, the calculation and determination of the “Closing Cash Purchase Price” hereunder (including for purposes of Sections 2.3 and 2.6 hereof) will not be affected by any such amount.

Section 2.2       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement remotely via the electronic exchange of documentation and signatures among the parties on the date of this Agreement (the “Closing Date”).

Section 2.3       Closing Cash Purchase Price.

(a)     Estimated Closing Cash Purchase Price. Attached hereto as Schedule 2.3(a) is a schedule setting forth the parties’ good faith estimate of the Closing Cash Purchase Price (the “Estimated Closing Cash Purchase Price”), including estimates of each of (i) Cash (the “Estimated Cash”), (ii)  Company Indebtedness (the “Estimated Company Indebtedness”), (iii) Transaction Expenses (the “Estimated Transaction Expenses”), (iv) Closing Working Capital (the “Estimated Closing Working Capital”), including the amount by which the Estimated Closing Working Capital is (A) greater than the Maximum Target Working Capital or (B) less than the Minimum Target Working Capital, and (v) the resulting determination of the Estimated Closing Cash Purchase Price (such statement, the “Estimated Closing Statement”).

(b)      Closing Payments. At the Closing, Buyer shall:

(i)      pay or cause to be paid to Seller, by wire transfer of immediately available funds to the bank accounts designated in writing by Seller in the Estimated Closing Statement, an amount equal to (A) the Estimated Closing Cash Purchase Price, minus (B) the Adjustment Escrow Amount (deposited in accordance with subsection (ii) below), minus (C) the Indemnity Escrow Amount (deposited in accordance with subsection (ii) below);

(ii)      deposit or cause to be deposited, by wire transfer of immediately available funds, each of (A) the Adjustment Escrow Amount to be held in a separate escrow account (the “Adjustment Escrow Account”) and (B) the Indemnity Escrow Amount to be held in a separate escrow account (the “Indemnity Escrow Account”), in each case, pursuant to the terms of the Escrow Agreement;

(iii)     pay or cause to be paid, on behalf of the Company (or Seller, as applicable), by wire transfer of immediately available funds, the Estimated Transaction Expenses set forth in the Estimated Closing Statement to the bank accounts designated in writing by Seller in the Estimated Closing Statement; provided, however, that Buyer shall, with respect to any Transaction Expenses that are payable to or with respect to Employees, deposit or cause to be deposited an amount equal to such Transaction Expenses with the Company for payment to such Employees through the Company’s payroll (or to an appropriate taxing authority, as applicable) in accordance with the terms of the applicable arrangements in respect of such Transaction Expenses (or Applicable Law); and

(iv)      pay or cause to be paid, on behalf of the Seller, by wire transfer of immediately available funds, the Estimated Company Indebtedness set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the bank accounts designated in writing by the Seller in the Estimated Closing Statement.

Section 2.4       Closing Deliverables.

(a)       Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)        the payments set forth in Section 2.3(b);

(ii)       the Escrow Agreement, duly executed by Buyer;

(iii)      a bound copy of the R&W Policy; and

(iv)      such other customary documents and instruments required to be entered into by Buyer pursuant hereto or as reasonably requested by Seller to effectuate the transactions contemplated hereunder.

(b)      Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)        the Escrow Agreement, duly executed by Seller;

(ii)       the Assignment and Assumption Agreement, duly executed by Seller and the Company;

(iii)      the Distribution Agreement, duly executed by Seller and the Company;

(iv)      the IP Assignment Agreement duly executed by Seller and the Company;

(v)       the Transition Services Agreement, duly executed by Seller and the Company;

(vi)      the Perpetual Agreement, duly executed by Seller and the Company;

(vii)     the Capacity Agreement, duly executed by the Company and CIC;

(viii)    a properly completed and duly executed IRS Form W-9 from Seller;

(ix)      a certificate of a duly authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that attached thereto are true and complete copies of the Organizational Documents of the Company,

(x)        a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Michigan;

(xi)      resignations of each director/manager and each officer of the Company designated by Buyer effective as of the Closing, in form and substance reasonably satisfactory to Buyer, duly executed by such persons;

(xii)    evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Related Party Contracts, including the Specified Producer Agreements (as defined in the Company Disclosure Schedules), set forth on Schedule 2.4(b)(xii);

(xiii)   a payoff letter from each Person to whom any amount of Payoff Debt is owed, in form and substance reasonably acceptable to Buyer, the substantially final drafts of which, without the final amounts filled in, have been provided to Buyer prior to the Closing Date;

(xiv)    the releases of Liens and/or financing statements to reflect the termination of all Liens (other than Permitted Liens) against any of the assets of the Company or a binding payoff letter from each secured party possessing any such Lien on any assets of the Company evidencing the, or granting Buyer the authority to, release such Liens upon receipt of the payoff amount at Closing;

(xv)      fully executed copies of all Pre-Signing Steps Documents and evidence reasonably satisfactory to Buyer that Sellers have completed the Pre-Signing Steps at least one (1) Business Day prior to the Closing Date;

(xvi)    duly executed copies of the third party consents set forth on Schedule 2.4(b)(xvi), each in form and substance reasonably satisfactory to Buyer;

(xvii)   evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Existing Services Agreement;

(xviii) evidence, in form and substance reasonably satisfactory to Buyer, that the employment of all Employees has been transferred to the Company; and

(xix)    such other customary documents and instruments required to be entered into by Seller and the Company pursuant hereto or as reasonably requested by Buyer to effectuate the transactions contemplated hereunder.

Section 2.5     Earn-Out Consideration. Subject to the terms and conditions hereof, as additional consideration for the Purchased Interests, pursuant to the terms set forth in this Section 2.5, Buyer will pay or cause to be paid to Seller the Earn-out Consideration in accordance with this Section 2.5.

(a)      Within thirty (30) days following the expiration of each fiscal quarter of the Company following the Closing Date, Buyer shall prepare and deliver to Seller a statement (each, an “Earn-Out Statement”), together with reasonable supporting calculations, setting forth Buyer’s good faith calculation of the Annualized Quarterly Gross Revenue of the Company with respect to the Measurement Period then-ended and, based on the terms of, and calculated in accordance with the principles set forth in, this Section 2.5, Buyer’s determination of the Earn-Out Consideration (if any) that has become payable to Seller in respect of such Measurement Period; provided, that, to the extent that either (i) Seller has received payment of the Maximum Earn-Out Consideration, or (ii) Buyer’s obligation to pay any Earn-Out Consideration is terminated pursuant to Section 2.5(f), then, in each such case, Buyer shall not be required to thereafter produce any Earn-Out Statement pursuant to this Section 2.5(a).

(b)      The provisions of Section 2.6 shall govern Seller’s review of each Earn-Out Statement for the Earn-Out Period and the resolution of any disputes in respect of any Earn-Out Consideration and the components thereof. If, following the final determination of any Earn-Out Consideration in accordance with Section 2.6, it is determined that Earn-Out Consideration is due, Buyer shall pay or cause to be paid to Seller such Earn-Out Consideration, on the later of (x) ten (10) Business Days following such determination in accordance with Section 2.6, or (y) the sixty (60) days anniversary following the end of the applicable Measurement Period, by wire transfer of immediately available funds to the bank account(s) designated in writing by Seller.

(c)      From the date hereof until the last day of the Earn-Out Period, subject to Applicable Law, Buyer shall cause the Company to, and the Company shall:

(i)       act in good faith and conduct the Business in the ordinary course and not in a manner intended to avoid or reduce the Earn-Out Consideration payable hereunder;

(ii)       maintain separate books and records for the Company and the Business;

(iii)     not sell, assign or transfer any material portion of its assets to another Person outside of the ordinary course of the Business except to the extent such sale, assignment or transfer would constitute a Triggering Event; and

(iv)     not dissolve, liquidate and wind-down the Company without the prior written consent of Seller, unless Seller has been paid, if due pursuant to the terms hereof, the Earn-Out Consideration.

(d)     Buyer and Seller hereby acknowledge and agree that: (i) Buyer has no obligation to operate itself or the Company in order to maximize the Earn-Out Consideration payable hereunder, (ii)  the Earn-Out Consideration is speculative and is subject to numerous factors outside the control of Buyer, BSU, and their respective Affiliates; (iii) there is no assurance that any Earn-Out Consideration will become payable hereunder, and neither Buyer nor any of its Affiliates has promised or projected that any Earn-Out Consideration will be achieved, and (iv) they intend that the express provisions of this Agreement shall solely govern their contractual relationship in respect of the Earn-Out Consideration.

(e)       The right of Seller to receive any Earn-Out Consideration: (i) is solely a contractual right and shall not be evidenced by any form of certificate or instrument; (ii) may not be directly or indirectly sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part except by operation of applicable Law, without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) does not represent any equity or ownership interest in Buyer, BSU or any of their respective Affiliates; and (iv) does not give or convey to any Person (including Seller) the right to receive payment of any interest on or in respect of any Earn-Out Consideration.

(f)       The payment of any Earn-Out Consideration shall be subject to reduction:

(i)        pursuant to Section 7.5; and

(ii)       in the event that a Final Determination is made that any Restricted Party is in material breach or has materially breached (and, if capable of cure, has not cured such breach within thirty (30) days following receipt of written notice of such breach from Buyer) the provisions of Section 6.6 with Buyer at or prior to the time that any Earn-Out Consideration is due and payable, by an amount equal to one hundred percent (100%) of the Earn-Out Consideration not yet earned (and, in connection therewith, Buyer’s obligation to pay any future Earn-Out Consideration (and Seller’s right to receive payment of any such future Earn-Out Consideration) hereunder shall, automatically and without the requirement of any action by the parties hereto, terminate and cease to be of any further force or effect).

For the avoidance of doubt, the amount by which any Earn-Out Consideration, as applicable, is reduced as a result of the application of this Section 2.5(f) shall be deducted from the Earn-Out Consideration payable to Seller.

(g)      In the event that after the Closing Date there occurs a sale or other disposition of all or substantially all of the assets of Buyer or the Company, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Buyer or the Company on the Closing Date becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in Buyer or the Company, as the case may be (the “Triggering Event”), then Buyer shall pay to Seller an amount equal to (i) the Maximum Earn-Out Consideration, less (ii) the aggregate Earn-Out Consideration paid to Seller prior to the date of such Triggering Event, within twenty (20) Business Days following the date of the Triggering Event, by wire transfer of immediately available funds to the bank account(s) designated in writing by Seller.

Section 2.6       Purchase Price and Earn-Out Consideration Adjustments.

(a)     Within ninety (90) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement, together with related supporting calculations, setting forth Buyer’s good faith calculation of each of (i) Cash, (ii) Company Indebtedness, (iii) Transaction Expenses, (iv) Closing Working Capital, including the amount by which the Closing Working Capital is (A) greater than the Maximum Target Working Capital or (B) less than the Minimum Target Working Capital, and (v) the resulting determination of the Closing Cash Purchase Price (the “Closing Statement”); provided, that for all purposes of the Closing Statement and any adjustment to the Closing Cash Purchase Price pursuant to this Section 2.6(d), the calculation of each of Cash and Closing Working Capital (including the amount by which the Closing Working Capital is (A) greater than the Maximum Target Working Capital or (B) less than the Minimum Target Working Capital) shall disregard any action taken (or omitted to be taken) by Buyer or the Company with respect to the operation of the Company’s business during the period between the Closing and the Measurement Time.

(b)      Seller shall have (i) thirty (30) days following its receipt of the Closing Statement to review the Closing Statement or (ii) sixty (60) days following its receipt of an Earn-Out Statement to review such Earn-Out Statement (such review period(s) for Seller to review the Closing Statement and any Earn-Out Statement, the “Review Period”). If Seller objects to any aspect of the Closing Statement or an Earn-Out Statement, as applicable, Seller may deliver to Buyer a written statement (an “Objection Notice”) prior to expiration of the Review Period(s) applicable to such statement, which shall set forth the specific items and amounts to which Seller objects and the basis therefor, together with related supporting calculations. If Seller does not deliver an Objection Notice to Buyer prior to the expiration of the Review Period(s) for the Closing Statement or an Earn-Out Statement, as applicable, then Seller shall be deemed to have accepted the Closing Statement or such Earn-Out Statement, as applicable, and (x) the Closing Cash Purchase Price set forth in the Closing Statement shall be the final Closing Cash Purchase Price for all purposes hereunder and binding on the parties hereto, and (y) the Annualized Quarterly Gross Revenue and the Earn-Out Consideration (if any) set forth in such Earn-Out Statement shall be the final Annualized Quarterly Gross Revenue and the final Earn-Out Consideration (if any), as applicable, for the applicable Measurement Period for all purposes hereunder and binding on the parties hereto.

(c)      If Seller delivers an Objection Notice to Buyer prior to the expiration of the Review Period(s) applicable to such statement, then Buyer and Seller shall promptly and in good faith attempt to resolve the disputed items set forth in such Objection Notice, and the items undisputed shall be deemed agreed by the parties. If Buyer and Seller are unable to resolve such disputed items within thirty (30) days following receipt of such Objection Notice by Buyer, then Buyer and Seller shall refer such disputed items to the dispute resolution group of a nationally-recognized, independent accounting firm reasonably acceptable to Buyer and Seller (the “Accounting Arbitrator”) for review and resolution, with instructions to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the amounts set forth in the Closing Statement or any Earn-Out Statement, as applicable, require adjustment in accordance with the terms of this Agreement. Any communications between the parties (or their respective representatives) relating to the Objection Notice during the thirty (30) day period referenced immediately above shall be treated as settlement discussion materials pursuant to Federal Rule of Evidence 408 and similar state rules. The Accounting Arbitrator shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Accounting Arbitrator all relevant books and records and other items reasonably requested by the Accounting Arbitrator. Buyer and Seller shall request that the Accounting Arbitrator deliver to Buyer and Seller, as promptly as practicable but in no event later than thirty (30) days after its retention, a written report setting forth its resolution of the disputed items and amounts and its calculation of the Closing Cash Purchase Price (if such dispute involves the Closing Statement) or of the Annualized Quarterly Gross Revenue and any Earn-Out Consideration payable hereunder (if such dispute involves an Earn-Out Statement); provided, that, in no event shall the Accounting Arbitrator assign a value to a disputed item greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand. The decision of the Accounting Arbitrator shall be final, conclusive and binding on the parties, and the parties agree that the decision of the Accounting Arbitrator may be enforced as an arbitral award in any court of competent jurisdiction. The costs and expenses of the Accounting Arbitrator in respect of a dispute over the Closing Statement or over any Earn-Out Statement shall be allocated between Buyer and Seller based upon the percentage that the portion of the contested amount in the Closing Statement or any Earn-Out Statement, as applicable, not awarded to each such party bears to the amount actually contested by such party. Each of Buyer and Seller agrees to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter, including customary indemnities in favor of the Accounting Arbitrator. The Closing Cash Purchase Price (if such dispute involves the Closing Statement) and the Annualized Quarterly Gross Revenue and any Earn-Out Consideration payable hereunder (if such dispute involves a Earn-Out Statement) as finally agreed by Buyer and Seller or as determined by the Accounting Arbitrator shall be final for all purposes of this Agreement and shall be final and binding on the parties hereto.

(d)     If the Closing Cash Purchase Price, as finally determined pursuant to this Section 2.6 (the “Final Cash Purchase Price”), exceeds the Estimated Closing Cash Purchase Price, then (i) Buyer shall, within ten (10) Business Days following such determination, pay or cause to be paid to Seller, by wire transfer of immediately available funds to the bank accounts designated in writing by Seller, the amount by which the Final Cash Purchase Price exceeds the Estimated Closing Cash Purchase Price, and (ii) Seller and Buyer shall, within ten (10) Business Days following such determination, deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to Seller. If the Estimated Closing Cash Purchase Price exceeds the Final Cash Purchase Price (the amount of such excess, the “Adjustment Amount”), then Seller and Buyer shall deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to (A) release the Adjustment Amount to Buyer from the Adjustment Escrow Account, and (B) release any remaining balance of the Adjustment Escrow Account (if any) to Seller. However, in the event that, after exhausting the Adjustment Escrow Amount, any portion of the Adjustment Amount remains unsatisfied, then (1) Buyer may elect to satisfy the obligations of Seller through reduction or set-off in the manner set forth in Section 7.5 or (2) to the extent that Buyer does not exercise its set-off right set forth in Section 7.5, Seller and Buyer shall deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to pay such remaining deficiency to Buyer out of the Indemnity Escrow Account, in accordance with the terms and conditions of the Escrow Agreement (and in such case, Seller shall be required to replenish the Indemnity Escrow Account to the extent such amount was paid to Buyer out of the Indemnity Escrow Account within five (5) Business Days of the date that such amount is distributed out of the Indemnity Escrow Account).

(e)      Buyer and Seller agree to treat any payment made pursuant to this Section 2.6(e) as an adjustment to purchase price for all Tax purposes unless required by a final “determination” as described in Section 1313(a) of the Code.

(f)     From and after the delivery of an Earn-Out Statement in respect of any Measurement Period through the earlier of (i) the determination by Buyer and Seller that no Earn-Out Consideration in respect of such Measurement Period is due and payable hereunder, and (ii) the date on which any Earn-Out Consideration payable hereunder is paid to Seller, Seller and its representatives will be (A) given reasonable access, at reasonable times during normal business hours on reasonable prior notice, to the books and records and related work papers of Buyer, the Company and its Subsidiaries related to the preparation of the applicable Earn-Out Statement reasonably requested by Seller in connection with the determination of the applicable Earn-Out Consideration payable hereunder, if any, and (B) upon Seller’s reasonable advance written request, entitled to discuss such books and records and work papers with Buyer and its representatives; provided, that, Seller and its representatives shall use commercially reasonable efforts to minimize any disruption to the business of Buyer and the Company in connection with any such review.

Section 2.7       Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Buyer or its applicable Affiliate are required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so withheld and paid over to or deposited with the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. In the event that Buyer or any of its Affiliates intends to deduct and withhold any amounts pursuant to the foregoing, Buyer shall use commercially reasonable efforts to notify Seller and provide Seller with the opportunity to provide such forms, certificates or other evidence to reduce or eliminate such deduction or withholding to the extent permitted by applicable Tax Law.

Section 2.8       BSU Guarantee; Backstop.

(a)      BSU hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as a surety, to Seller the prompt and complete payment, when due, of all obligations of Buyer (or its successors) under this Agreement, including, without limitation, payment of any Earn-Out Consideration. If Buyer fails to discharge any of its payment or performance obligations when due, then such obligation shall become immediately due and payable and Seller may, in its sole discretion, at any time and from time to time take any and all actions available hereunder to collect or obtain performance of such obligation from BSU. The guarantee under this Section 2.8(a) is a guarantee of payment and performance and not a guarantee of collection. BSU’s obligations under this Section 2.8(a) are independent of the obligations of the Buyer, and a separate action or actions may be brought against BSU whether or not action is brought against the Buyer and whether or not the Seller is joined in any such action or actions. Seller shall not be required to exhaust its recourse against the Buyer before requiring or being entitled to payment from BSU under this Section 2.8(a).

(b)     BSU hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as a surety, to Seller and VSRM Insurance Agency, Inc., a Michigan corporation (“VSRM”), the prompt and complete payment, when due, of the aggregate amount (which shall not be in excess of $3,500,000.00) payable by Sycamore Financial Group, LLC, a Michigan limited liability company (“SFG”) and Andrew Petcoff, pursuant to Section 1.2(b) of that certain Membership Interest Purchase Agreement, dated as of August 30, 2024, by and among SFG, Andrew Petcoff and VSRM (the “Sycamore SPA,” and such amount payable pursuant to Section 1.2(b) of the Sycamore SPA, the “Sycamore Deferred Consideration”).  If either SFG or Andrew Petcoff fails to pay to VSRM all or any portion of the Sycamore Deferred Consideration when due pursuant to and in accordance with the terms of the Sycamore SPA, then BSU’s payment obligation hereunder shall become due and payable in accordance with this Section 2.8(b) and VSRM (or Seller, on behalf of VSRM) may, by written notice to BSU, collect payment of such unpaid Sycamore Deferred Consideration.  Any such unpaid Sycamore Deferred Consideration shall be paid by BSU within twenty (20) Business Days of receipt of the notice referred to in the immediately preceding sentence.  The guarantee under this Section 2.8(b) is a guarantee of payment and performance and not a guarantee of collection.  BSU’s obligations under this Section 2.8(b) are independent of the obligations of SFG and Andrew Petcoff, and a separate action or actions may be brought against BSU (subject to the terms of this Section 2.8(b)) whether or not action is brought against SFG and/or Andrew Petcoff and whether or not SFG and/or Andrew Petcoff are joined in any such action or actions. Neither Seller nor VSRM shall be required to exhaust its recourse against SFG and/or Andrew Petcoff before requiring or being entitled to payment from BSU under this Section 2.8(b).

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedule, Seller hereby represents and warrants to Buyer with respect to the Company (which, for all purposes of this Article III, references to the Company includes the Predecessor Entity) as follows:

Section 3.1       Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Prior to the consummation of the Pre-Signing Steps, the Company was a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has the full power and authority required to carry on the Business as now conducted, and is duly qualified to do business as a foreign entity and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has provided to Buyer true, correct and complete copies of the Organizational Documents of the Company and the Predecessor Entity, and any amendments thereto.

Section 3.2     Authority; Authorization. The Company has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Transaction Document to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and the holders of Company Securities. This Agreement and the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by each other party hereto and thereto, this Agreement and such Transaction Documents constitute or will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with the terms hereof and thereof, except to the extent that the enforceability hereof or thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.3       Capitalization.

(a)      The Company Equity Securities set forth in Schedule 3.3(a) constitute all of the issued and outstanding Equity Securities of the Company, of which as of the date hereof and as of immediately prior to the completion of the Pre-Signing Steps, one hundred percent (100%) of such Company Equity Securities are and were owned, beneficially and of record, by Seller. All of the issued and outstanding Equity Securities of the Company have been duly authorized, validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Other than the Company Equity Securities, there are no (i) outstanding Equity Securities of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Securities of the Company or (iii) warrants, puts, calls, options, rights of first refusal, or other rights to acquire from the Company, or other obligations of the Company to issue, any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (the items referred to in clauses (i) through (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company does not own, and has no right (contingent or otherwise) to acquire, any other Equity Securities in any Person. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Company Securities.

(b)      As of the date hereof, there is no outstanding Company Indebtedness except as expressly included as Company Indebtedness set forth in the Estimated Closing Statement.

(c)     All Intercompany Amounts have been eliminated by either settlement or discharge as appropriate or applicable or otherwise terminated in their entirety effective on or prior to the Closing with no further Liability of the Company.

Section 3.4       Subsidiaries. Following the completion of the Pre-Signing Steps, the Company has no Subsidiaries and there are no corporations, partnerships, joint ventures, associations or other similar entities in which the Company owns, beneficially or of record, any direct or indirect Equity Securities in any Person or any right (contingent or otherwise) to acquire the same.

Section 3.5       No Conflicts; Consents. Except as set forth on Schedule 3.5, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Pre-Signing Steps) in accordance with the terms hereof do not and will not: (a) violate, conflict with, result in a breach of, or result in a default (whether after the giving of notice, lapse of time or both), require the consent, notice or other action by any Person under, result in the acceleration of obligations under, or create in any party the right to terminate, modify or cancel, any material contract, agreement, Permit, license, authorization, obligation to which the Company is a party or by which any assets or properties of the Company are bound, except for any such violation, conflict or default that would not, individually or in the aggregate, be material to the Company, (b) violate or result in a violation of, or constitute a material breach of, or constitute a material default under (whether after the giving of notice, lapse of time or both), in each case, (i) any provision of the Organizational Documents of the Company, or (ii) any Applicable Law, (c) require on the part of the Company any notice to or filing with, or any material permit, license, authorization, consent or approval of, or notification to, any Governmental Authority, or (d) result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Company.

Section 3.6       Financial Statements.

(a)      Schedule 3.6 sets forth true and complete copies of (i) the audited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2022 and as of December 31, 2023, and the related consolidated statements of operations, earnings, cash flows and shareholders’ equity for the years then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of June 30, 2024 (the “Balance Sheet Date”) and the related unaudited statements of income and shareholders’ equity for the three (3) month period then ended (the “Recent Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (x) fairly present in all material respects the financial position and the results of operations of the Company as of the dates thereof and for the periods then ended, (y) have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved and fairly present, in all material respects, the financial condition of the Company, subject to the absence of footnote disclosure and, in the case of the Recent Financial Statements, to normal, recurring end-of-period adjustments which are not, individually or in the aggregate, material to the Company, and (z) have been prepared in accordance with, and accurately reflect, the books and records of the Company.

(b)     The books and records of the Company have been maintained in all material respects in accordance with sound business practices, including the maintenance of a system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position and results of operations of the Company, and (ii) the transactions related to the Business. The Company has not received any written advice or written notification, or the Knowledge of the Company, other advice or notification, from its independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, Liabilities, revenues, expenses, equity accounts or other accounts.

Section 3.7     No Undisclosed Liabilities. There are no Liabilities of the Company other than (a) Liabilities set forth in the balance sheet included in the Recent Financial Statements or the notes thereto, (b) Liabilities incurred in connection with the transaction contemplated hereby that are Transaction Expenses or that have been paid prior to the date hereof and (c) Liabilities that have been incurred by the Company in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.8      Absence of Certain Changes. Since the Balance Sheet Date, (a) there has not been, and no event has occurred that would be reasonably expected to have, any Material Adverse Effect and (b) the Company and the Business have been operated in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not (and with respect to the Business, none of the Company’s Affiliates have):

(i)        except with respect to the Pre-Signing Steps, adopted, modified or proposed any change in its Organizational Documents;

(ii)       except with respect to the Pre-Signing Steps, made any changes to its capital structure;

(iii)     acquired by merger or consolidation with, or by purchasing a substantial equity interest in or substantial portion of the assets of any Person;

(iv)      changed or amended any data privacy or information security practices in a manner materially adverse to the Company, except as required by Applicable Law;

(v)       created or established any Subsidiary;

(vi)      merged or consolidated with any other Person, adopted a plan of complete or partial liquidation or authorized or undertook a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vii)     created, incurred, repaid, assumed or guaranteed any Company Indebtedness or suffered or permit any Lien (other than Permitted Liens) to arise or be granted or created against or upon any of the rights, properties or assets, real or personal, tangible or intangible, of the Company;

(viii)    made or agreed to make any loans, or advances to or guarantees in respect of, any Person, or agreed to guarantee any loans or advances to, or investments in, any Person, other than extensions of credit to customers in the ordinary course of business;

(ix)       made or committed to make capital expenditures;

(x)       (A) terminated, cancelled, modified or amended or taken any action that would (1) cause the termination, cancellation, modification or amendment of any Material Contract, (2) reasonably be expected to hinder the transactions contemplated by any Material Contract in any material respect or (3) result in a material increase of the obligations or liabilities of the Company pursuant to a Material Contract or (B) except as set forth on Schedule 3.8(b)(x)(B), entered into, or taken any actions that would cause the entry into, any Material Contract (or Contract that would be a Material Contract if in effect as of the date hereof);

(xi)      (A) terminated, modified or amended, or taken any action that would cause the termination, modification or amendment of, any Real Property Lease, (B) entered into any Contract that would be a Real Property Lease if in effect as of the date hereof, or (C) waived any material right under a Real Property Lease;

(xii)     entered into any Related Party Contract;

(xiii)    except as required by the terms of a Benefit Plan, required by Applicable Law or in the ordinary course of business, (A) increased the compensation payable, whether or not conditional, or to become payable or the benefits (fringe or otherwise) provided or to become provided or other rights to any Employee or other service provider to the Company; (B) paid, granted, agreed to pay or grant, or amended or modified any grant or agreement to grant, any bonus, change in control, severance, termination, retention or other material agreement providing for separation pay with any Employee or other service provider to the Company; (C) established, adopted, entered into, amended, altered the prior interpretation of, or terminated any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement; (D) accelerated the payment, right to payment or vesting of any compensation or benefits to any current or former Employee or other service provider to the Company; or (E) granted any equity or equity-based awards to any Employee or other service provider to the Company;

(xiv)    (A) loaned or advanced any money or other property to any Employee or other service provider of the Company or the Business; or (B) hired or engaged, or made any offer to employ or engage, any Employee or other service provider of the Company or the Business, or terminate the services of any Employee or other service provider of the Company or the Business other than for cause;

(xv)   (A) cancelled, relinquished or waived any claims or rights of material value held by the Company (including the cancellation, compromise, release or assignment of any Company Indebtedness), or wrote down the value of any asset of the Company or (B) wrote off as uncollectible any accounts or notes receivable of the Company or any portion thereof (other than, in the case of clause (B), in the ordinary course of business);

(xvi)    accelerated or altered in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable, or failed to pay or satisfy any Liabilities or obligations when due and payable;

(xvii)  abandoned, sold, or assigned any Company Intellectual Property, including any failure to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees, to maintain and protect its interest in the Company Intellectual Property;

(xviii)  granted to any Person any license, or entered into any covenant not to sue, with respect to any Company Intellectual Property;

(xix)   entered into any waiver, release, assignment, compromise or settlement of any pending or threatened Proceeding or initiated any material Proceeding against any customer or supplier of the Company;

(xx)     made, changed or revoked any Tax election, settled or compromised any Tax liability or proceeding, or consented to any extension or waiver of the limitations period applicable to the assessment or collection of any Taxes;

(xxi)    filed or caused to be filed any amended Tax Return; entered into any closing or other agreement or settlement with respect to Taxes or refunds of Taxes affecting the Company; taken any action (including filing an election pursuant to Treasury Regulations Section 301.7701-2) that would cause the Company to be classified as a corporation for U.S. federal income tax purposes;

(xxii)   changed any method of accounting, accounting policy or accounting practice (including in respect of Taxes), except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors;

(xxiii)  failed to maintain insurance coverage at presently existing levels;

(xxiv)  disclosed or allowed to be disclosed any confidential information or trade secret to any Person, other than to Persons that are subject to confidentiality or non-disclosure covenants protecting against further disclosure;

(xxv)    engaged in any new line of business or terminated or materially modified any existing line of business; or

(xxvi)  authorized, agreed, proposed or committed to do any of the foregoing.

Section 3.9       Material Contracts.

(a)      Except for Contracts entered into in connection with the Pre-Signing Steps, Schedule 3.9 sets forth a true, correct and complete list of all of the following types of Contracts to which the Company is a party or by which it is bound or which are used in the conduct of the Business (the contracts that are disclosed or required to be disclosed in Schedule 3.9 and the Assigned Contracts, are each a “Material Contract”):

(i)       any Contract, note, debenture, guarantee, mortgage, loan agreement or indenture relating to Company Indebtedness or placing a Lien (other than a Permitted Lien) on any properties, rights or assets of the Company or any Company Securities;

(ii)     any Contract evidencing or relating to any obligation of the Company with respect to the issuance, sale, transfer, repurchase or redemption of any Company Securities;

(iii)      any Contract relating to capital expenditures or capital expenditure commitments of the Company involving payments in excess of $50,000;

(iv)      any Contract with any Governmental Authority;

(v)     any lease or other Contract under which the Company is lessee of, or holds or operates, any personal property or equipment owned by any other Person, involving future payments in excess of $100,000;

(vi)     any lease or other Contract under which the Company is lessor of, or permits any third-party to hold or operate, any personal property;

(vii)     any Contract or group of related Contracts that provide for payment or receipt by the Company of $100,000 or more in any twelve (12) month period;

(viii)    any Contract containing covenants limiting the freedom of the Company or any Employee to compete or engage in the Business or acquire any Person, or to solicit any individual or class of individuals for employment, in any jurisdiction;

(ix)      any Contract containing any form of most-favored-nation clause, rights of first refusal or similar provisions or grants any party exclusivity;

(x)       any Contract concerning Intellectual Property or Business IT Assets (other than (i) Contracts for Commercial Software; (ii) Contracts with Employees and contractors entered into in the ordinary course of business that are on the Company’s or one of its Affiliate’s standard form agreement (without material modifications thereto) and that include a non-exclusive license from that Person to the Company or one of its Affiliates to use Intellectual Property that is not material to the Business, (iii) Contracts containing a non-exclusive license of Intellectual Property that is merely incidental to the Contract, the commercial purpose of which is primarily for something other than the Contract, (iv) Contracts under which Company Intellectual Property is non-exclusively licensed to a contractor or vendor of the Company or one of its Affiliates solely for such contractor or vendor to fulfill its obligations under such Contract or otherwise for the benefit of the party granting the license, and (v) Contracts for Public Software (clauses (i) through (v) herein referred to as “Excluded IP Contracts”));

(xi)      any joint venture agreement, partnership agreement, or limited liability company agreement or other Contract evidencing similar strategic alliance or collaboration or any Contract providing for the Company to make any capital contribution to, or other investment in, any Person other than the Company;

(xii)     any Contract relating to the acquisition or disposition of any business (or any division or segment thereof), or of the shares or assets of any Person (whether by merger, sale of shares, sale of assets or otherwise);

(xiii)    any Contract containing deferred purchase price payment obligations or an unsatisfied or outstanding earn-out, purchase price adjustment or other similar payment obligation;

(xiv)    any Contract for the sale of any of the assets of the Company or pursuant to which any Person has a right to purchase or acquire any assets or business of the Company or any Company Securities;

(xv)     any employment, agency, independent contractor, consulting or similar Contract involving the payment by the Company of $50,000 or more in any twelve (12) month period, that is not terminable by the Company (or terminable with respect to the Company’s Liability or obligations thereunder) without notice, severance, or other payment or Liability, other than such that results by Applicable Law from the employment of an Employee without such an agreement;

(xvi)    any Collective Agreement;

(xvii)   any Related Party Contract;

(xviii)  any Contract with a Key Customer;

(xix)   any Contract that provides for the indemnification of any individual who at the Closing is, or at any time prior to the Closing was, a member, manager or officer of the Company in such individual’s capacity as a member, manager or officer of the Company;

(xx)    any Contract that provides for indemnification or contribution of a third-party (excluding any Contracts covered by Section 3.9(a)(xix) or customary indemnification agreements with customers entered into in the ordinary course);

(xxi)    any Contracts that reflect a settlement of any pending or threatened Proceeding in excess of $50,000 and either (A) were entered into since January 1, 2022 or (B) contain continuing or unsatisfied obligations or restrictions on the Company or any of its directors, officers, or Employees in their capacity as such (excluding customary releases, and customary confidentiality or non-disparagement provisions);

(xxii)   any Insurance Agency Contract; and

(xxiii)  any MGA Contract.

(b)     Seller has made available to Buyer a correct and complete copy of each Material Contract, together with all modifications or supplements thereto. Each Material Contract is (i) a valid and binding agreement of the Company, and, to the Knowledge of the Company, of each other party thereto, and each such Contract is in full force and effect, and (ii) enforceable against the Company, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms (in each case, except to the extent that the enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally or by general principles of equity). Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in default, violation or breach in any material respect under the terms of any Material Contract, nor is there any Event which, with or without notice, lapse of time or both, would or reasonably be expected to constitute a default, violation or breach in any material respect under the terms of any Material Contract by the Company or, to the Knowledge of the Company, by any party thereto. The Company has not received any written claim or written notice or to the Knowledge of the Company other claim or notice, of any such material breach, violation or default. No waiver has been granted by the Company or, to the Knowledge of the Company, any of the other parties thereto under any of the Material Contracts.

Section 3.10     Retail Insurance Producer Contracts; Insurance Agency Contracts; Premium Financing.

(a)      Schedule 3.10(a) sets forth (i) a complete and accurate list of the names of the fifteen (15) largest retail insurance agents, brokers, or producers, collectively, of the Company and the Business (measured by gross written premiums) during the twelve (12) month period ended on the most recent balance sheet included in the Financial Statements (the “Retail Producers”) specifying by date and by name the existing Retail Insurance Producer Contract with each such agent, broker or producer and (ii) a complete and accurate list of each Contract to which the Company or with respect to the Business, its Affiliates, is a party with an insurance company (each, an “Insurance Agency Contract”) during the twelve (12) month period ended on the most recent balance sheet included in the Financial Statements. Each insurance company counterparty to any Insurance Agency Contract has timely paid, credited or allowed when due all insurance commissions (whether first year, renewal, or contingent or profit commission) or owed by such insurance company to the Company or with respect to the Business, its Affiliates, under such Insurance Agency Contract. The Company or with respect to the Business, its Affiliates, are not, and, to the Knowledge of the Company, no other party to any Retail Insurance Producer Contract or Insurance Agency Contract is, in material default of the performance, observance or fulfillment of any obligation, covenant or condition contained in any of the Retail Insurance Producer Contracts or Insurance Agency Contracts and, to the Knowledge of the Company, no circumstances exist that would, with or without notice or lapse of time or both, constitute a material default or material breach under any Retail Insurance Producer Contract or Insurance Agency Contract. No Retail Producer or insurance company has initiated or, to the Knowledge of the Company, threatened any legal suit, claim, litigation nor any other course of action against the Company or with respect to the Business, its Affiliates, and any past actions have been fully settled or resolved with no further payments due from any such parties, and none of such Persons has cancelled or terminated its agreement(s) with the Company or with respect to the Business, its Affiliates, or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material change in the commissions or prices charged or paid, as the case may be) any of its agreement(s) with the Company or with respect to the Business, its Affiliates, in a manner that is or reasonably would be expected to be detrimental to the Company, or notified the Company in writing of any intention to do any of the foregoing, or has otherwise, to the Knowledge of the Company, threatened in writing to cancel, terminate or materially alter its relationship with the Company and the Business. No Retail Producer or insurance company has notified the Company or with respect to the Business, its Affiliates, in writing of, and there are no facts or circumstances that might require a material reversal, reduction or adjustment of commissions or fees accrued and owed by the Company or with respect to the Business, its Affiliates, to any Retail Producer or insurance company, or repayment or return of commissions or fees already collected by the Company or with respect to the Business, its Affiliates, from any Retail Producer or insurance company, except in the ordinary course of business in connection with the cancellation of Insurance Policies. No insurance company party to any Insurance Agency Contract cedes reinsurance to any captive insurance company that is an Affiliate of the Company. No Retail Insurance Producer Contract or Insurance Agency Contract would be considered an MGA Contract under applicable MGA Law or otherwise be required to contain provisions applicable to managing general agent contracts under applicable MGA Law.

(b)      The Company or with respect to the Business, its Affiliates, have not (i) advanced premiums on behalf of policyholder nor has any company advanced claim payments to policyholders on behalf of insurers, or (ii) paid insurance premiums, premium adjustments or other items on behalf of any policyholder except with the authority (express or implied) of the policyholder on whose behalf such payments are purported to have been made.

(c)     The Company or with respect to the Business, its Affiliates, have not adjusted, settled or adjudicated any claims on behalf of itself, any of its Affiliates, any insurance company or any other Person or Insurance Customer or has otherwise engaged in any activity that would be considered the adjustment of claims under any Applicable Law for which any independent or other insurance adjuster license that is not set forth on Schedule 3.10(c) would be required. The Company or with respect to the Business, its Affiliates, have not contractually delegated any obligation it has or has had to adjust, settle, adjudicate, or manage any claims under any Retail Insurance Producer Contract, Insurance Agency Contract or MGA Contract to a third party or third parties. The Company or with respect to the Business, its Affiliates, have at all times held all appropriate independent, public or other claims adjuster licenses (as applicable) under Applicable Law, and the Company or with respect to the Business, its Affiliates, have not accepted any such claims adjusting, adjudication, management or any other related obligations under such Retail Insurance Producer Contracts, Insurance Agency Contracts or MGA Contracts without holding such independent or other insurance adjuster licenses.

Section 3.11      Title to Assets; Properties.

(a)      The Company has good and valid title to or a valid leasehold interest in all of the tangible personal property shown to be owned or leased by it on the most recent balance sheet included in the Financial Statements (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice since such date), free and clear of all Liens, except for Permitted Liens. All of the properties and assets of the Company that are material to the Business are in good operating condition and repair, ordinary wear and tear excepted, are free of material defect and are not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost. Except for the services to be provided to the Company pursuant to the Transition Services Agreement or the other Transaction Documents, as of the Closing, the Company owns, or has a valid right to use, all of the properties and assets necessary and sufficient for, or used in, the conduct of the Business and such properties and assets are adequate for the uses to which each is presently being used in the Business.

(b)     Except for services to be provided to the Company pursuant to the Transition Services Agreement or the other Transaction Documents: (i) there are no other Contracts or arrangements between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, that are material to the Business, and (ii) no services are provided to the Company in whole or in part by the Seller and its Affiliates (other than the Company) that are material to the Business.

Section 3.12     Real Property.

(a)       The Company does not own any real property.

(b)     The real property demised by the leases (together with amendments, extensions and all other material related documentation) described in Schedule 3.12(b) (collectively, the “Real Property Leases”) constitutes all of the real property leased by the Company or used by the Company in connection with the Business (the “Leased Real Property”), the addresses of which are set forth on Schedule 3.12(b). The Company has made available to Buyer a correct and complete copy of each Real Property Lease, together with all amendments, modifications or supplements thereto. With respect to each Real Property Lease, (i) each is valid, binding and enforceable as to, and in full force and effect against, the Company, and, to the Knowledge of the Company, each other party thereto, (ii) neither the Company nor, to the Knowledge of the Company, any of the other counterparties thereto are in breach or default under such Real Property Lease and the Company has not given or received any notice of default thereunder, (iii) no Person other than the Company has any right to use, occupy or lease any of the Leased Real Property, (iv) the leasehold estate created by such Real Property Lease is a valid leasehold interest held by the Company free and clear of all Liens, except for Permitted Liens, and (v) each Real Property Lease contains the entire agreement of the parties thereto with respect to Leased Real Property and there are no additional agreements with respect to the Leased Real Property by which either of the parties thereto are bound.

(c)      There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar Proceeding affecting all or any part of the Leased Real Property.

Section 3.13      Litigation; Orders. Except as set forth on Schedule 3.13, there is no, and there has not been during the past five (5) years, (a) any Proceeding or material contract dispute, or (b) any government or regulatory investigation, pending or threatened in writing or, to the Knowledge of the Company, threatened orally against or involving the Company or the Business, or any director, officer, Employee or agent of the Company (in his or her capacity as such). The Company is not, and the directors, officers, Employees and agents of the Company are not, subject to any outstanding or unsatisfied Order or disciplinary agreement with any Governmental Authority (excluding customary confidentiality and similar administrative obligations). Except as set forth on Schedule 3.13, the Company is not, and the directors, officers, Employees and agents of the Company and the Business (in their capacity as such) are not, and have not been during the past five (5) years, subject to any pending or threatened (in writing or, to the Knowledge of the Company, orally) demand, claim or Proceeding for indemnification or contribution, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such demand, claim or Proceeding. There is no, and there has not been during the past five (5) years, any pending, served or noticed (in writing) inquiries, investigative notices from any Governmental Authority or subpoenas, civil investigations, demands, outstanding Order received by the Company or any of the Company’s directors, officers, Employees or agents, and, to the Knowledge of the Company, none are threatened.

Section 3.14     Compliance with Laws; Permits.

(a)      The Company, the Business, and, to the Knowledge of the Company, its Employees, officers and directors (i) are, and have been during the past five (5) years, in compliance, in all material respects, with all Applicable Laws of all applicable Governmental Authorities, and (ii) have not received written or, to the Knowledge of the Company, oral notice from any Governmental Authority alleging violation of any Applicable Law by the Company or the Business.

(b)     For the past five (5) years, neither the Company nor any of its officers, directors or Employees, nor, to the Knowledge of the Company, any of its agents or any other Person acting on behalf of the Company has, directly or indirectly (including through any distributor, agent, sales intermediary or other Person), (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of any Applicable Law, (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of government-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person who, to the Knowledge of the Company, is closely connected to a government or acting on behalf of the foregoing (collectively, a “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision, or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any Applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other Applicable Law or Regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, “Anti-Corruption Laws”). The Company has not received any written or, to the Knowledge of the Company, oral communication from a Governmental Authority that alleges that the Company or any of its directors, officers, Employees, agents or any other Person acting on behalf of the Company is or may be in violation of, or has, or may have, any unresolved liability under, any Anti-Corruption Law. The Company has implemented and maintain written policies and procedures that are reasonably designed to prevent and detect violations by the Company of any applicable Anti-Corruption Law. All business records of the Company relating to periods prior to the Closing accurately and fairly reflect, in reasonable detail and in accordance with applicable accounting and auditing standards, in all material respects, all transactions and dispositions of material funds or assets; and there have been no intentionally false or fictitious entries made in such business records relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

(c)     The Company and its directors, officers, and Employees, and, to the Knowledge of the Company, agents acting on the Company’s behalf, are and have been in material compliance with all Applicable Laws and other restrictions relating to the export, transshipment, reexport and other transfers of commodities, software technology and services (including, without limitation, U.S. origin items), all applicable economic sanctions and/or anti-boycott laws, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and all Applicable Laws relating to anti-money laundering. To the Knowledge of the Company, there are no pending or threatened claims or investigations involving the Company related to suspected or confirmed violations of export controls, sanctions, anti-boycott requirements, or anti-money laundering Applicable Laws.

(d)      The Company and its Employees, and, to the Knowledge of the Company, all independent contractors of the Company hold and have held all material permits, registrations, licenses, certificates of authority, authorizations, consents and approvals from or of all Governmental Authorities (collectively, “Permits”) necessary for the conduct of the Business as currently or has been conducted and for the conduct of its operations and ownership and use of its assets and properties. Schedule 3.14(d) lists all such Permits, including a list of each jurisdiction in which the Company is licensed as a resident or non-resident insurance agent, insurance broker, insurance producer, third party agent or reinsurance intermediary. The Company and its Employees hold all Permits from the applicable Insurance Regulatory Authorities and all foreign qualifications with the secretaries of state (or equivalent agency) of every jurisdiction where it places Insurance Policies with insurance companies or is required to hold a Permit under Applicable Law. The Company and, to the extent necessary, the applicable current or former Employee constituting the designated responsible licensed producer for the Company is, and has been during the past five (5) years, in compliance in all material respects with all Permits, each Permit is in full force and effect, and no suspension, cancellation, Proceeding or revocation of any Permit is pending or, to the Knowledge of the Company, threatened.

(e)      To the extent required to be registered or licensed by any Governmental Authority, the Company and each Employee, officer, director, partner or member of the Company is duly registered or licensed as a registered representative, investment adviser representative, salesperson or an equivalent Person and such registration and/or license is in full force and effect.

(f)       Neither of the Company, nor its directors, officers or Employees, nor to the Knowledge of the Company, any agents acting on its behalf, is or has been (i) identified on any economic sanctions-related list of restricted or blocked persons, (ii) organized, resident or located in any country or territory that is itself the subject of economic sanctions, or (iii) owned or controlled by any Person or Persons described in the foregoing clause (i) or clause (ii).

Section 3.15     Insurance Regulatory Compliance Matters.

(a)      The Company or with respect to the Business, its Affiliates, are not operating under any Contract with an Insurance Regulatory Authority which in any way restricts the Company’s or with respect to the Business, its Affiliates’, authority to conduct the Business or requires it to take, or refrain from taking, any action relating to the conduct of the Business otherwise permitted by any Applicable Law.

(b)     No Employee has solicited or sold any Insurance Policy in any U.S. state in which such Employee did not hold a valid Permit when such solicitation or sale occurred and was not otherwise properly appointed (if an appointment was required) by the applicable insurance company. Except as set forth on Schedule 3.15(b), all individuals who solicit, negotiate or sell Insurance Policies on behalf of the Company or with respect to the Business, its Affiliates, are Employees.

(c)      Schedule 3.15(c) sets forth a list of each designated responsible insurance producer in respect of the Business. The Company or with respect to the Business, its Affiliates, have designated, and currently designate, a designated responsible insurance producer with the Insurance Regulatory Authority of each jurisdiction where the Company or with respect to the Business, its Affiliates, hold or have held a Permit as required by Applicable Law. Each Employee or officer of the Company or with respect to the Business, its Affiliates, who serves or has served as the designated responsible insurance producer for the Company or with respect to the Business, its Affiliates, hold or have held all Permits necessary for serving as such designated responsible insurance producer.

(d)     Schedule 3.15(d) sets forth a true, correct and complete list of Insurance Agency Contracts under which the Company or with respect to the Business, its Affiliates, is entitled to receive a contingent or a profit sharing commission from the insurance company counterparty thereto. There are no facts or circumstances that might require a clawback, reversal, reduction, adjustment or return or disgorgement, of any contingent or other profit sharing commission fees or other compensation previously paid to or accrued as revenue by the Company or with respect to the Business, its Affiliates, pursuant to any Contract with any insurance company, broker, agent or producer, except in the ordinary course of business, and on no occasion has the Company or with respect to the Business, its Affiliates, been required to or has otherwise returned, adjusted or disgorged any commissions, fees or other compensation paid to or accrued as revenue by the Company or with respect to the Business, its Affiliates, pursuant to any such contract, except in the ordinary course of business. The Company or with respect to the Business, its Affiliates, have not received written notice of cancellation, termination or nonrenewal of any contingent or a profit sharing commission arrangement, nor has any insurance company, insurance broker, insurance agent or insurance producer requested or initiated a modification of the economic terms thereunder, or that, to the Knowledge of the Company such insurance company, insurance broker, insurance agent or insurance producer has any intention to do any of the foregoing, including without limitation, as a result of the expected consummation of the transactions contemplated by this Agreement.

(e)     Except as set forth on Schedule 3.15(e), the Company or with respect to the Business, its Affiliates, and each Employee and independent contractor of the Company or with respect to the Business, its Affiliates, is and was duly appointed as an agent of each insurance company for which the Company or such Employee or independent contractor sells or has sold Insurance Policies as required by any Applicable Law.

(f)      Except as set forth on Schedule 3.15(f), as registered with the Insurance Regulatory Authorities in compliance with Applicable Law, the Company or with respect to the Business, its Affiliates, have not transacted nor transacts the Business using any trade name, fictitious name or doing business as name in any jurisdiction nor has the Company or with respect to the Business, its Affiliates, registered any trade name, fictitious name or doing business as name in any jurisdiction.

(g)      Schedule 3.15(g) sets forth all written complaints, inquiries, orders, requests and correspondences in connection therewith issued or delivered by any Insurance Regulatory Authority in respect of the Company or with respect to the Business, its Affiliates, during the preceding five (5) years, all of which have been fully resolved without the imposition of any fine or penalty upon or the suspension, revocation or limitation of any Permit held by the Company or with respect to the Business, its Affiliates, or any of its designated licensed insurance producers. In the preceding five (5) years, the Company or with respect to the Business, its Affiliates, have not received any written complaints from any Insurance Customer or Insurance Regulatory Authority other than in the ordinary course of business and has responded to all written complaints received by it from any Insurance Customer or Insurance Regulatory Authority in accordance with all Applicable Laws.

(h)      Schedule 3.15(h) sets forth all insurance premium trust accounts maintained by the Company or with respect to the Business, its Affiliates, in accordance with Applicable Law. The Company or with respect to the Business, its Affiliates, maintain insurance premium trust accounts in accordance with all Applicable Laws and the Insurance Agency Contracts to which the Company or with respect to the Business, its Affiliates, are a party and have deposited, when required, all insurance premiums collected or received by the Company or with respect to the Business, its Affiliates, into an insurance premium trust account maintained by the Company or with respect to the Business, its Affiliates. To the Knowledge of the Company, no funds deposited into such insurance premium trust account have ever been withdrawn therefrom for any use other than as permitted under the Insurance Agency Contracts and Applicable Law, and no premium trust account contains, nor at any time has any premium trust account contained, funds in amounts less than as required under Applicable Law.

(i)      The Company or with respect to the Business, its Affiliates, have never had any director, officer or manager or employed any other individual, in violation of 18 U.S.C.A §1033, or any U.S. state insurance law or regulation that prohibits the employment in the business of insurance of any Person that has been convicted of a felony crime.

(j)       Except as set forth on Schedule 3.15(j), the Company or with respect to the Business, its Affiliates, have the sole and exclusive rights to the ownership of all the Accounts and all Records related to such Accounts. No third party has any ownership right or interest (vested or unvested) in any such Accounts.

(k)     All acceptance of electronic signatures and delivery of documentation by the Company or with respect to the Business, its Affiliates, toany third party (including but not limited to any Insurance Customer, insurance company, insurance broker, insurance agent, insurance producer or Retail Producer) was and is in material compliance with the Uniform Electronic Transaction Act (to the extent adopted by the applicable jurisdictions) and the Electronic Signatures in Global and National Commerce Act, as well as any other requirements under Applicable Law relating to obtaining consent from parties for the delivery of documentation and provision of signatures by electronic means.

(l)      The Company or with respect to the Business, its Affiliates, have not, within the past five (5) years, charged any Insurance Customer any policy fee, administration fee or any other fee in connection with the placement of an Insurance Policy for an Insurance Customer where such fee is not specified in an Insurance Policy unless the charging of such fee complied with and was permissible under Applicable Law. The Company or with respect to the Business, its Affiliates, do not pay referral fees to any individuals or entities that refer Insurance Customers or any insurance-related business to the Company or with respect to the Business, its Affiliates. The Company or with respect to the Business, its Affiliates, have not employed and does not employ or contract with any individuals who engage in any activities that required or now require Permits in any U.S. jurisdiction (irrespective of whether such individuals are physically located in the United States) unless such individuals hold individual producer, insurance agent or insurance broker licenses, as applicable (each, an “Unlicensed Person”). No Unlicensed Person receives any compensation through commissions or other incentives tied to the placement (or likelihood of placement) of an Insurance Policy. The Company or with respect to the Business, its Affiliates, do not offer or solicit employee benefits insurance. The Company or with respect to the Business, its Affiliates, do not place any Insurance Policies for or with risk retention groups.

(m)     To the Knowledge of the Company, the Company and the Business is, and for the past five (5) years has been, in compliance with the U.S. Federal Motor Carrier Safety Act as it relates to insurance and has made all required filings thereunder or has authorized relied on other parties to make such filings in accordance with Applicable Law.

Section 3.16     Employee Benefit Plans.

(a)     Schedule 3.16(a) contains an accurate and complete list of each Benefit Plan that identifies whether such Benefit Plan is sponsored or maintained by the Company (such Benefit Plans, the “Company Benefit Plans”). Buyer and its Affiliates will have no Liability or other obligations with respect to any Benefit Plans, other than the Company Benefit Plans. For purposes of this Agreement, “Benefit Plan” means “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), retirement, pension, employment (excluding form offer letters that do not provide for restrictive covenants and that are terminable by providing notice, severance and/or other payments that result solely by Applicable Law from the employment of an employee without an employment agreement), compensation, bonus, incentive (cash and equity), stock option, restricted stock, stock appreciation right, phantom equity, insurance, change in control, retention, severance, termination notice or pay, vacation, paid time off, sick days, fringe benefit, and supplemental or excess benefit, or other employee benefit agreement, plan, policy, program or arrangement, whether or not reduced to writing, in effect and covering one or more Employees, former Employees, other service providers to the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability for premiums or benefits.

(b)      With respect to each Company Benefit Plan, Seller has made available to Buyer complete copies of, to the extent applicable, (i) the Company Benefit Plan document (or, if such document is not written, a written summary of the material terms) and any proposed amendments, (ii) the summary plan description and summary of any material modifications, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under Applicable Law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (v) all material correspondence, and all non-routine filings made, with any Governmental Authority, and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)      Each Company Benefit Plan complies in all material respects with all Applicable Laws (including ERISA and the Code and the regulations promulgated thereunder), and all Benefit Plans have been established, registered, funded, administered, communicated and invested in material compliance with the Applicable Laws and their terms. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such plan is so qualified, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or Applicable Law have been timely paid in accordance with the terms of such Benefit Plan and all Applicable Laws. With respect to any Benefit Plan, no event has occurred or, to the Knowledge of the Company, is reasonably expected to occur that (i) has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a Lien under Section 430(k) of the Code or (ii) would constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, as applicable, has occurred with respect to any Benefit Plan.

(d)      No Benefit Plan (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) is a pension plan or other retirement savings arrangement. The Company and its ERISA Affiliates have not (x) withdrawn from any “pension plan” (as defined in Section 3(2) of ERISA) under circumstances resulting in (or expected to result in) a Liability to the Pension Benefit Guaranty Corporation nor (y) engaged in any transaction which would give rise to a Liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e)      Other than as required under Section 601 et. seq. of ERISA, Section 4980B of the Code or other Applicable Law, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)      There is no pending or, to the Knowledge of the Company, threatened Proceeding relating to a Benefit Plan and there exists no state of facts which could reasonably be expected to give rise to any such Proceeding, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an investigation, examination or audit by a Governmental Authority.

(g)     Except as set forth on Schedule 3.16(g), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) entitled any Employee or any other service provider to the Company to any severance, change in control, retention, bonus, termination or similar payments or benefits, (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or any other service provider to the Company, or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h)      Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. There is no Contract to which the Company is a party or by which it is bound to compensate any current or former Employee or other service provider to the Company for additional Taxes paid pursuant to Section 4999 of the Code or Section 409A of the Code.

(i)       To the Knowledge of the Company, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Benefit Plans being ordered, or required to be, terminated or wound up in whole or in part, having its registration under Applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or Governmental Authority or being required to pay any material taxes, penalties, payments or levies under Applicable Laws.

Section 3.17     Labor and Employment Matters.

(a)      Schedule 3.17(a) sets forth an accurate and complete list of all Employees as of the date hereof, whether actively at work or not, which includes each Employee’s name, position, status (full-time or part-time), location of employment, employing entity, cumulative length of service and whether the Employee is party to a written employment agreement with the Company or any of its Affiliates. The Company has made available to Buyer accurate and complete information concerning the respective dates of hire, salaries, wages, incentive compensation (including commission, bonus and equity-based compensation), date of most recent salary increase, and leave status (i.e., whether such Employee is actively employed or on an approved leave of absence and if non-active, the reason for the leave and the expected date of return to work if any) with respect to each Employee identified on Schedule 3.17(a), as applicable, with respect to the current and most recently completed fiscal years.

(b)      The Company and its Affiliates are not (i) delinquent with respect to payments or the provision of benefits to any Employees or to any individual independent contractors or consultants of the Company (or former Employees or former individual independent contractors or consultants of the Company) for any wages, salaries, fees, commissions, bonuses, vacation pay or other direct compensation for any services performed by them or amounts required to be reimbursed to such Persons or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii) liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment or workers’ compensation benefits, social security or other benefits or obligations for Employees (other than immaterial routine payments to be made pursuant to claims in the ordinary course of business or as required by Applicable Law).

(c)      The Company and its Affiliates are not a party to, bound by or subject to any Collective Agreement. There is no current or, to the Knowledge of the Company, threatened attempt to organize, certify or establish any other Trade Union with respect to Employees. No Trade Union holds bargaining rights in respect of any Employees, nor has any Trade Union applied to have any of the Company or its Affiliates declared a common or related employer under applicable labor legislation. In the past three (3) years, there has not been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Affiliates.

(d)       For the past five (5) years, the Company and its Affiliates have been in material compliance with all Applicable Laws pertaining to employment, employment practices and terms and conditions of employment, including relating to discrimination, harassment, hostile work environment, retaliation, equal pay, terms and conditions of employment, wages, hours of work, leave, immigration, workers’ compensation and the collection and payment of withholding Taxes, plant closures and mass layoffs, labor relations, unions, classification of employee status regarding overtime eligibility, human rights and occupational health and safety, in each case, with respect to any current or former Employees. There are no Proceedings, examinations or investigations against the Company or any of its Affiliates pending, or to the Knowledge of the Company, threatened to be brought, undertaken or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current Employee or former Employee, including any claim relating to unfair labor practices, employment discrimination, harassment, hostile work environment, retaliation, equal pay, terms and conditions of employment, wages, hours of work, leave, immigration, workers’ compensation and the collection and payment of withholding Taxes, plant closures and mass layoffs, labor relations, unions, classification of employee status regarding overtime eligibility, human rights and occupational health and safety or any other employment related matter arising under Applicable Laws. For the past five (5) years, to the Knowledge of the Company, no Employee has been the subject of any Proceeding, report or complaint involving harassment or discrimination.

(e)       Schedule 3.17(e) contains an accurate and complete list of each consultant and individual independent contractor engaged by the Company or the Business within the twelve (12)-month period preceding the Closing and its fees, commissions, period of engagement, location of services and whether it is party to a written Contract with the Company or any of its Affiliates. Each Person who is identified on Schedule 3.17(e) has been properly classified as an independent contractor by the Company and its Affiliates, and the Company and its Affiliates have not received any notice from any Governmental Authority disputing such classification. The Company has no Liability relating to the misclassification of any independent contractors identified on Schedule 3.17(e) and, to the Knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such Liability. The Company and its Affiliates do not have any leased employees within the meaning of Section 414(n) of the Code.

(f)      There are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing by the Company or its Affiliates pursuant to any workers’ compensation legislation with respect to any Employees, and the Company and its Affiliates have not been assessed or reassessed under such legislation during the past three (3) years. To the Knowledge of the Company, no audit of the Company or any of its Affiliates is currently being performed pursuant to any applicable workers’ compensation legislation.

Section 3.18      Intellectual Property, Information Security and Data Privacy.

(a)     Schedule 3.18(a) sets forth a complete and accurate list of the following Company Intellectual Property: (i) Registered Intellectual Property, (ii) social media accounts and handles, (iii) material unregistered Trademarks, and (iv) material Software (“Proprietary Software”). All renewal and maintenance fees in respect of the Registered Intellectual Property have been duly paid. Each item of Registered Intellectual Property is valid, subsisting and enforceable. Neither Company nor its Affiliates have taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, invalidation or unenforceability of Registered Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees or annuities). None of the Company Intellectual Property is subject to any outstanding Order or consent, settlement, or coexistence agreement adversely affecting Company’s use thereof or rights thereto, or that would impair or that impairs the validity or enforceability thereof.

(b)     The Company is, or following the execution of the IP Assignment Agreement will be, the owner of the Company Intellectual Property free and clear of all Liens, and the Company otherwise has the right to use all Intellectual Property used in, held for use, or necessary for the conduct of the Business as currently conducted, and consummation of the transactions contemplated by this Agreement will not alter or impair the Company’s rights in or to any Intellectual Property or IT Assets. Without limiting the foregoing, the Company does not require or use any Intellectual Property or IT Asset except for (i) the Company Intellectual Property or Intellectual Property licensed to the Company pursuant to a valid, written Contract, (ii) the Business IT Assets, and (iii) the IT Assets, the use or benefit of which will be provided to Buyer under this Agreement or the Transition Services Agreement. After the Closing, there will be no Intellectual Property or IT Asset owned or used by the Company as of the Closing as to which no provision is made in this Agreement for continued use thereof after the Closing by the Company. Except as would not reasonably be expected to have a material adverse effect, neither the Company nor any of its Affiliates has transferred ownership of or abandoned any Intellectual Property or IT Asset that is, or at the time of such transfer, abandonment or dedication, was material to the Business as conducted at the time of such transfer, and as of the Closing Date.

(c)       The conduct of the Company’s Business does not infringe, violate or misappropriate the Intellectual Property of any Person, and has not done so in the last three (3) years. No Person is infringing, violating or misappropriating any Company Intellectual Property, nor has done so in the last three (3) years, in each case, in any material respect. There are no, and for the last three (3) years have not been any, Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or with respect to the Business, its Affiliates, alleging any of the foregoing or otherwise regarding the invalidity, misuse, or unenforceability of or challenging any Person’s ownership or scope of any Intellectual Property.

(d)      The Company and its Affiliates have taken all measures consistent with industry best practice to maintain and protect the secrecy, confidentiality and rights in the trade secrets and other confidential information of the Business. No such trade secrets or confidential information have been disclosed by the Company or its Affiliates to or discovered by any Person except where such Person has a fiduciary obligation of confidentiality to the Company or otherwise pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of the confidential information or trade secret.

(e)      The Company owns, or following the execution of the IP Assignment Agreement and Assignment and Assumption Agreement will own, all right, title and interest in and to all material Intellectual Property developed for the Business by any Employee, officer, director, consultant, contractor, advisor, representative or agent of the Company. No present or former Employee, officer, director, consultant, contractor, advisor, representative or agent of the Company (or as it relates to the Business, of the Company’s Affiliates) is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, use, or transfer of Intellectual Property. No such Person holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(f)       Neither the Company nor, with respect to the Business, any of its Affiliates, have a duty or obligation to disclose, deliver, license or otherwise make available to any other Person any source code of or for the Proprietary Software (“Company Source Code”), on a contingent basis or otherwise. No Company Source Code has been disclosed to any Person (other than employees and independent contractors of the Business that are subject to appropriate confidentiality obligations), and consummation of the transactions contemplated by this Agreement will not result in the disclosure to any Person of any Company Source Code.

(g)      The Company, and as it relates to the Business, the Company’s Affiliates, are in compliance (and have in the last three (3) years been in compliance), in all material respects, with all terms of all licenses governing the use or distribution of third-party Software (including Public Software), and no use of or activities with respect to Public Software by the Company, and as it relates to the Business, the Company’s Affiliates, or their contractors, customers, licensees or end users, (i) requires the licensing, disclosure or distribution of any Company Source Code or other Company Intellectual Property or Business IT Asset to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any Proprietary Software, (iii) except as specifically permitted by Applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Proprietary Software, or (iv) requires the licensing or other distribution of any Proprietary Software or other Company Intellectual Property to any other Person for the purpose of making derivative works.

(h)    The Business IT Assets (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business, (ii) are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced denial of service attacks or continued substandard performance or other adverse events within the past three (3) years, and (iv) do not contain any Malicious Code. The Company has implemented anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology consistent with industry best practices and has tested those measures and technology at least annually.

(i)       The Company complies, and has in the past three (3) years complied, with (i) its internal and external privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, (iii) all Privacy Laws, (iv) public statements, representations, obligations, promises, and commitments of the Company, concerning the privacy, security or the Processing of Personal Data and (v) all contractual obligations concerning information security and data privacy (including the Processing of Personal Data) (collectively, the “Data Privacy/Security Requirements”). All vendors, processors, subcontractors and other Persons acting for or on behalf of the Company, and with respect to the Business, each of its Affiliates, in connection with the Processing of Personal Data of the Company or that otherwise have been authorized to have access to the Company IT Assets or the Personal Data of the Business are subject to reasonable contractual requirements regarding the Processing of Personal Data, and comply, and have in the past three (3) years complied, with the Data Privacy/Security Requirements in all material respects. Neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are no, and have not been in the last three (3) years, any Proceedings pending by or threatened in writing (or, to the Knowledge of the Company, threatened orally) against the Company, or with respect to the Business, any of its Affiliates, concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

(j)       The Company, and with respect to the Business, each of its Affiliates, has implemented and maintains an information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, integrity and security of the Company IT Assets and the information and data stored therein (including Personal Data and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, in all material respects with the Data Privacy/Security Requirements and any public statements made by the Company or any of its Affiliates regarding the Security Plan. In the past three (3) years, there has been no (i) loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Data maintained by or on behalf of the Business (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company to individuals and/or Governmental Authorities is required under Data Privacy/Security Requirements), (ii) phishing, social engineering, or business email compromise incident that has resulted in a monetary loss or that has other-wise had or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business, or (iii) breaches or unauthorized intrusions of the security of any Company IT Asset. The Company, and with respect to the Business, its Affiliates, is not subject to the HIPAA Privacy and Security Regulations.

Section 3.19       Taxes.

(a)       All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all respects. All Taxes required to be paid by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full.

(b)     No claims, audits, deficiencies, litigation, proposed adjustments or matters in controversy in respect of Taxes relating to the Company have been asserted or, to the Knowledge of the Company, exist. Neither Seller nor the Company is a party to any Proceeding that relates to the Company for assessment or collection of Taxes and no such Proceeding has been asserted or threatened.

(c)     There are no Liens for Taxes on any assets of the Company, other than Permitted Liens. There is not in effect any waiver or extension of any date on which an assessment, reassessment or other document assessing Liability for Tax due by, or with respect to, the Company may be issued by the relevant Governmental Authority, nor has Seller nor the Company agreed to any extension of time for filing any Tax Return relating to the Company that has not been filed.

(d)      The Company has complied with all Applicable Laws relating to the payment, collection and withholding of any Tax, and has, within the time and in the manner prescribed by Applicable Law, collected and withheld from employee wages and other amounts payable to or from any Person and paid over to the proper Governmental Authority all amounts required to be so collected and withheld and paid over under all Applicable Laws, and has timely filed or provided all withholding Tax Returns in accordance with Applicable Law.

(e)     During the past three (3) years, no jurisdiction in or with which the Company does not file a Tax Return has alleged that the Company is required to file a Tax Return in that jurisdiction.

(f)       The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(g)       For U.S. federal income tax purposes, the Company is classified as an entity disregarded as separate from Seller.

(h)    Within the past two (2) years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i)      Except as set forth on Schedule 3.19(i), the Company is not a party to any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company could be liable after the Closing for Taxes of any other Person (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(j)       In the past three (3) years, the Company has not been a member of an affiliated group filing a combined, consolidated, unitary or other similar group Tax Return (other than an affiliated group of which the common parent is the Seller).

(k)     The Company does not have any liability for the Taxes of any Person (other than for the Seller and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as a transferee or successor.

(l)       The Company has not entered into or requested any “closing agreement”, private letter ruling, technical advice memorandum or similar agreement with or ruling from any Governmental Authority.

(m)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (ii) “closing agreement” with a Governmental Authority executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) deferred revenue accrued or prepaid amounts received prior to the Closing, or (v) election under Section 965(h) of the Code made prior to the Closing.

Section 3.20     Environmental Matters. No written notice, governmental order, request for information, claim, complaint or penalty involving the Company has been received in the five (5) years prior to the date hereof and no Proceeding or Order is pending against or, to the Knowledge of the Company, threatened against or involving the Company that alleges any violation of or Liability under any Environmental Law. The Company has all Permits required by applicable Environmental Law for the operation of the Business, and the Company is and has been in compliance in all material respects with the terms of such Permits and with all applicable Environmental Law. There have been no releases or threatened releases of, or exposure to, Hazardous Materials at, on, under or migrating to or from any Leased Real Property (and any structures or improvements located thereon) or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its predecessors that would reasonably be likely to give rise to Liabilities pursuant to any Environmental Law. The Company has made available to Buyer all environmental site assessments and any other material documents possessed or initiated by the Company pertaining to any matters arising under any Environmental Laws and relating to the Company, or any of its predecessors, or the Leased Real Property.

Section 3.21     Operations Insurance. Schedule 3.21 sets forth a list of all insurance policies, fiduciary liability and other casualty and property insurance, and fidelity bonds of the Company or in respect of the Business (the “Operations Insurance Policies”) (including the name of the underwriter, the nature and the amount of coverage and the annual premiums with respect thereto). The Company is insured against such losses and risks and in such amounts as are customary for its industry, and has complied in all material respects with the terms and provisions of such policies and bonds. The Operations Insurance Policies are sufficient for compliance with all Applicable Laws and Material Contracts to which the Company is a party or by which the Company is, or its assets or properties are, bound, and all premiums due on the Operations Insurance Policies have been paid in full in accordance with the terms of the applicable Operations Insurance Policy. There are no claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies or bonds or in respect of which such underwriters or issuers have reserved their rights, other than ordinary course reservations of rights. Neither the Company nor the Seller has received any notice during the applicable policy period of an increase in premiums with respect to, or cancellation or non-renewal of, any of the Operations Insurance Policies. All claims for which the Company is seeking payment or other coverage under any of the Operations Insurance Policies have been timely filed.

Section 3.22   Brokers. Except as set forth on Schedule 3.22, (i) no financial advisor, investment banker, broker, finder, agent or other intermediary has been retained by or acted for or on behalf of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents, or is entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Documents, and (ii) no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

Section 3.23      Related Party Transactions. Except as set forth on Schedule 3.23, no Related Party of the Company or Seller (a) has any direct or indirect interest in any material property, asset or right that is owned or used by the Company, or (b) is (or during the past five (5) years was) a party to any agreement or other commitment, arrangement or transaction to which the Company or with respect to the Business, its Affiliates, is or was a party (“Related Party Contract”) or by which it or any of its properties or assets is or was bound, other than in the case of this clause (b) the compensation and benefits arrangements of such Related Party as an Employee or other service provider of the Company entered into in the ordinary course of business which Contracts relating to such arrangement were made available to Buyer prior to the date hereof.

Section 3.24     Customers. Schedule 3.24 sets forth, with respect to the previous fiscal year of the Company, and for the most recent calendar quarter ended prior to the date of this Agreement, a list of the ten (10) largest agents and producers of the Business for each such period and the dollar amount derived from each of them during each such period (the “Key Customers”). No Key Customer (in each case, in the aggregate) has, during the last twelve (12) months, decreased materially or, threatened (in writing or, to the Knowledge of the Company, orally) to decrease or limit materially, their purchase or receipt of services from the Company or the Business.

Section 3.25     Accounts Receivable. All accounts receivable reflected on the most recent balance sheet contained in the Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. The allowances for collection losses on the most recent balance sheet contained in the Financial Statements were established in the ordinary course of business. The Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $50,000 in any individual case, or $100,000 in the aggregate, which has not been resolved prior to the date hereof.

Section 3.26      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES) OR ANY TRANSACTION DOCUMENTS TO WHICH SELLER IS A PARTY, NEITHER THE SELLER, COMPANY NOR ANY OTHER PERSON HAS MADE OR IS IT MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE TO BUYER, AT LAW OR IN EQUITY, WITH RESPECT TO MATTERS RELATING TO THE COMPANY OR THE BUSINESS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO WHICH SELLER IS A PARTY, NONE OF THE SELLER, COMPANY OR ITS AFFILIATES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE BUSINESS (INCLUDING THE REASONABLENESS OF WHETHER THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO BUYER OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1        Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

Section 4.2      Securities; Title to Purchased Interests. Seller holds of record and owns beneficially all of the Purchased Interests and, upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, Seller will convey to Buyer good and valid title to the Purchased Interests, free and clear of any Liens (other than restrictions on the right to sell or otherwise dispose of such shares imposed by state and federal securities laws). Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Securities.

Section 4.3      Authorization. Seller has the right, power, authority and capacity to execute and deliver this Agreement and each Transaction Document to which Seller is a party and to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller, and no additional corporate or shareholder authorization is required in connection with the execution, delivery and performance by Seller of this Agreement. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each Transaction Document by each other party hereto and thereto, do or shall, as the case may be, constitute the valid, legal and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.

Section 4.4       No Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof do not and will not: (a) violate, conflict with, result in a breach of, or result in a default (whether after the giving of notice, lapse of time or both), require the consent, notice or other action by any Person under, result in the acceleration of obligations under, or create in any party the right to terminate, modify or cancel, any material contract, agreement, Permit, license, authorization, obligation to which Seller is a party or by which Seller or any of Seller’s properties is bound, except for any such violation, conflict or default that would not, individually or in the aggregate, be material to the Company, (b) violate or result in a violation of, or constitute a material breach of, or constitute a material default under (whether after the giving of notice, lapse of time or both), in each case, (i) any provision of the Organizational Documents of Seller, or (ii) any Applicable Law, (c) require on the part of Seller any notice to or filing with, or any material permit, license, authorization, consent or approval of, any Governmental Authority, or (d) result in the creation of any Lien (other than a Permitted Lien) on the Purchased Interests.

Section 4.5       Legal Proceedings. Except as set forth on Schedule 4.5, there are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened involving the Company or Orders against, relating to or involving Seller and the Company which could reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.6     SEC Filings. The information relating to the Company included in all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Seller with the SEC in the past three (3) years, together with any amendments, restatements or supplements thereto (collectively, the “Seller SEC Reports”) did not, at the time such Seller SEC Reports were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact with respect to the Company or omit to state a material fact with respect to the Company necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Section 4.7       Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.7, Seller has not, on behalf of itself or the Company, employed any broker, finder, financial advisor, agent, investment banker or other intermediary or incurred any Liability for any commissions, investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar compensation in connection with the transactions contemplated hereby.

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Seller as follows:

Section 5.1       Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority required to carry on the Business as now conducted, and is duly qualified to do business as a foreign limited liability company and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair Buyer’s consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.2      Authority; Authorization. Buyer has the requisite limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by each other party hereto and thereto, this Agreement and such Transaction Documents constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with the terms hereof and thereof, except to the extent that the enforceability hereof or thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally or by general principles of equity.

Section 5.3       No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby in accordance with the terms hereof do not and will not: (a) violate, conflict with, result in a breach of, or result in a default (whether after the giving of notice, lapse of time or both), require the consent, notice or other action by any Person under, result in the acceleration of obligations under, or create in any party the right to terminate, modify or cancel, any contract, agreement, Permit, license, authorization, obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties is bound, except for any such violation, conflict or default that would not, individually or in the aggregate, be material to Buyer, (b) violate or result in a violation of, or constitute a breach of, or constitute a material default under (whether after the giving of notice, lapse of time or both), in each case, any provision of the Organizational Documents of Buyer or any Applicable Law or (c) require on the part of Buyer any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Authority, other than (i) compliance with applicable requirements, if any, of U.S. federal securities laws or any other applicable securities laws and (ii) any such notices or filings as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair Buyer’s consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.4    Litigation; Orders. There is no (a) Proceeding pending against, or to the knowledge of Buyer, any investigation by any Governmental Authority pending or threatened against, or any Proceeding threatened against, Buyer or (b) Order to which Buyer is subject, in the case of each of the foregoing clauses (a) and (b), that in any manner challenges or seeks to prevent, enjoin, impair, alter or delay the transactions contemplated by this Agreement or would reasonably be expected to have the effect of preventing, impairing, altering or delaying the transactions contemplated by this Agreement.

Section 5.5      Brokers. There is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.6       Investment Purpose. Buyer is acquiring the Purchased Interests solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing any Equity Securities of the Company or dividing its participation herein with others. Buyer understands and acknowledges that (a) none of the Purchased Interests have been registered or qualified under the Securities Act, or under any Applicable Law, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of such Purchased Interests constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of such Purchased Interests are traded or tradable on any securities exchange or over the counter, and (d) none of such Purchased Interests may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Purchased Interests and qualification in accordance with any Applicable Law becomes effective or, if such registration and qualification is inapplicable, an exemption therefrom is available.

Section 5.7       Sufficiency of Funds. Buyer has, or will timely have access to, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of any adjustment amounts that may become payable by Buyer under Section 2.6(d) and the Earn-Out Consideration, if and when due.

Section 5.8        Due Diligence Review.

(a)      Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies, including the Company as contemplated hereunder. Buyer, its Affiliates and their respective representatives have undertaken such investigation and have evaluated such documents and information as each of them have deemed necessary to enable Buyer to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its, its Affiliates’, and their respective representatives’ independent investigation and the representations and warranties expressly and specifically set forth in Article III or Article IV as qualified by the Company Disclosure Schedules.

(b)     In connection with the investigation by Buyer of the Company, Buyer, its Affiliates and their respective representatives have received from the Company, Seller, and/or their respective representatives certain projections, budgets, forward looking statements and other forecasts. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, budgets, forward looking statements and other forecasts, that Buyer, its Affiliates and their respective representatives are familiar with such uncertainties, that Buyer, its Affiliates and their respective representatives are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, budgets, forward looking statements and other forecasts so furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward looking statements and other forecasts), and that Buyer, its Affiliates and their respective representatives have not relied upon, are not relying upon and will not rely upon any such projections, budgets, forward looking statements or other forecasts (including those provided in the Virtual Data Room, any confidential information memoranda or similar materials, or management presentations in connection with the transactions contemplated by this Agreement) made available to Buyer, its Affiliates or their respective representatives by the Company, Seller, or their respective representatives.

(c)      EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, BUYER (ON BEHALF OF ITSELF AND ITS AFFILIATES) SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY THE COMPANY, SELLER, OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, AND ACKNOWLEDGES AND AGREES THAT SELLER, THE COMPANY AND THEIR AFFILIATES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY THE COMPANY, SELLER, OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, AND BUYER AND ITS AFFILIATES ARE RELYING SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV. BUYER (ON BEHALF OF ITSELF AND ITS AFFILIATES) FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, NEITHER THE COMPANY, SELLER, NOR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, PRINCIPALS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, CONSULTANTS, LENDERS, FINANCING SOURCES, ADVISORS, ACCOUNTANTS OR OTHER REPRESENTATIVES HAVE MADE OR MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE DILIGENCE MATERIALS PROVIDED.

Section 5.9       No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR ANY TRANSACTION DOCUMENTS TO WHICH BUYER IS A PARTY, BUYER HAS NOT MADE NOR IS IT MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE TO THE COMPANY OR SELLER, AT LAW OR IN EQUITY, WITH RESPECT TO MATTERS RELATING TO BUYER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT TO WHICH BUYER IS A PARTY, NONE OF BUYER OR ITS AFFILIATES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF BUYER OR THE BUSINESS (INCLUDING THE REASONABLENESS OF WHETHER THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO THE COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

Article VI.
ADDITIONAL AGREEMENTS

Section 6.1       Further Assurances

. From and after the Closing Date, each party shall, and shall cause its Affiliates to use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other instruments as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.2       Public Announcements

. The initial press release regarding this Agreement and the transactions contemplated by this Agreement, if any, shall be made at such time and in such form as Buyer and Seller agree. Except for any press releases or public announcements the issuance or making of which is required by Applicable Law (and in such case, Seller shall use commercially reasonable efforts to consult with Buyer prior to any such press release or public announcement), no party shall make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.3       Tax Matters.

(a)       Filing of Tax Returns; Payment of Taxes.

 (i)       Seller shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes Seller, on the one hand, and the Company, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Company for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall timely file or cause to be timely filed, and shall timely pay or cause to be timely paid any Taxes shown as due on any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Seller shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least thirty (30) days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date for filing such Tax Returns (taking into account any extensions) for Buyer’s review and comment, and Seller revise any such Pre-Closing Separate Tax Return to reflect reasonable comments received from Buyer reasonably in advance of such due date for filing such Tax Returns. Seller shall pay Buyer the amount of any Taxes due with respect to each Pre-Closing Separate Tax Return that are the responsibility of the Seller pursuant to this Agreement (except to the extent such Taxes were included in the calculation of Closing Working Capital or in Company Indebtedness, in each case as finally determined under this Agreement) no later than three (3) Business Days prior to the date on which such Pre-Closing Separate Tax Returns will be filed. Buyer shall timely file or cause to be timely filed such Pre-Closing Separate Tax Returns that is required to be filed after the Closing Date and shall pay or cause to be paid any Taxes shown as due thereon. Except as otherwise required by Applicable Law, all Combined Tax Returns and Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with past practices of the Company.

 (ii)      Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns with respect to the Company for any Straddle Period (other than any Combined Tax Return) (each, a “Straddle Period Separate Tax Return”) and shall timely pay or cause to be timely paid all Taxes shown as due thereon. Except as required by Applicable Law, Buyer shall prepare or cause to be prepared such Straddle Period Separate Tax Returns in a manner consistent with past practices of the Company and Seller shall provide Buyer with such cooperation, documentation and information reasonably requested by Buyer to timely prepare such Straddle Period Separate Tax Returns in such manner. Buyer shall deliver to the Seller for its review a copy of such Straddle Period Separate Tax Returns at least thirty (30) days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date thereof (taking into account any extensions). Sellers shall have twenty (20) days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) to provide comments in writing to Buyer, which Buyer shall consider in good faith and, if Buyer agrees, incorporate into such Straddle Period Separate Tax Return. Seller shall pay Buyer the amount of any Taxes due with respect to each Straddle Period Separate Tax Return that are the responsibility of Seller pursuant to this Agreement (except to the extent such Taxes were included in the calculation of Closing Working Capital or in Company Indebtedness, in each case as finally determined under this Agreement) no later than three (3) Business Days prior to the date on which such Straddle Period Separate Tax Returns will be filed.

(b)     Cooperation and Records Retention. Seller, the Company and Buyer shall (i) each provide the others with such information relating to the Company as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information relating to the Company that may be relevant to such Tax Return, audit or examination, Proceeding or determination and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other or of Buyer for any period. Without limiting the generality of the foregoing, Seller, the Company and Buyer shall retain, until ninety (90) days following the date on which no assessment, reassessment or other document assessing Liability for Tax relating to the Company may be issued by the relevant Governmental Authority, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing. Each party shall bear its own expenses in complying with the foregoing provisions.

(c)       Tax Audits and Contests.

 (i)       In the case of a Tax Proceeding of or with respect to the Company for any Taxable Period ending on or before the Closing Date, any Straddle Period or if any Governmental Authority asserts a claim with respect to Taxes that could reasonably be expected to serve as the basis for a claim for indemnification under Section 7.2, then the party first receiving notice of such claim promptly shall provide written notice thereof to each other party; provided that the failure of the first party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 6.3, except to the extent that the other party is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

 (ii)      In the case of a Tax Proceeding of or with respect to the Company for any Taxable Period ending on or before the Closing Date, Seller shall have the right to control such Tax Proceeding; provided that (i) if the resolution of such Tax Proceeding could reasonably be expected to have an adverse impact on Buyer or any of its Affiliates (including the Company after the Closing), then Seller shall keep Buyer apprised of material developments with respect to, and promptly shall respond to any reasonable requests from Buyer for information relating to, such Tax Proceeding, and (ii) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment could have more than an immaterial adverse impact on Seller or any of its Affiliates (including the Company) in any Post-Closing Tax Period.

 (iii)     In the case of a Tax Proceeding of or with respect to the Company for any Straddle Period, Buyer shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided that Seller shall have the right to participate, at its own expense, in such Tax Proceeding, and Buyer shall keep Seller apprised of material developments with respect to and promptly shall respond to any reasonable requests from Seller for information relating to such Tax Proceeding.

(d)     Transfer Taxes. All Transfer Taxes shall be paid by Seller. The party required by Applicable Law shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes, and, if required by Applicable Law, the other party will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e)       Purchase Price Allocation. Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare an allocation (the “Purchase Price Allocation”) of the Closing Cash Purchase Price (and other amounts treated as consideration for U.S. federal income tax purposes) among the assets of the Company in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and shall deliver such Purchase Price Allocation to Seller. Seller shall have twenty (20) days to provide comments in writing to Buyer, which Buyer shall consider in good faith and the parties shall cooperate in good faith to resolve any dispute. The Purchase Price Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the purchase price under this Agreement. Buyer and Seller shall file their respective Tax Returns in a manner consistent with the Purchase Price Allocation, as finally determined, absent a final “determination” within the meaning of Section 1313(a) of the Code (or the corresponding provision of any other Applicable Law). Notwithstanding the foregoing, should the parties fail to reach an agreement within thirty (30) days after Seller provides comments to the Purchase Price Allocation, Buyer and Seller may each prepare a separate Purchase Price Allocation and file their respective Tax Returns in a manner consistent with each party’s separate Purchase Price Allocation.

(f)       Intended Tax Treatment. The parties agree that, for U.S. federal and applicable state and local income Tax purposes, the Buyer’s acquisition of the Purchased Interests shall be treated as a taxable purchase of the assets of the Company, and the parties shall (and shall cause their Affiliates to) file all income Tax Returns consistent with such treatment, and shall not take any position during the course of any income Tax audit or other proceeding that is inconsistent with such treatment unless required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law).

(g)     Tax Sharing Arrangements. On or before the Closing Date, the rights and obligations of the Company pursuant to all Tax allocation, sharing, indemnification or similar agreements or arrangements (other than this Agreement), if any, to which the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are parties, will terminate, and neither the Seller or any of its Affiliates, on the one hand, nor the Company, on the other hand, will have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(h)     Tax Refunds and Credits. Any refunds of Seller Taxes shall be for the account of Seller. Buyer shall pay to Seller any such refund, net of any out-of-pocket costs incurred to obtain such refund and any Tax imposed on the receipt of such refund, within ten (10) days after receipt thereof.

(i)      Tax Covenants. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall not allow any of its Affiliates to, (i) amend, modify, or otherwise change any Tax Return of the Company that relates to any taxable period (or portion thereof) ending on or before the Closing Date, (ii) make or change any election with respect to, or that has any retroactive effect on, any taxable period (or portion thereof) of the Company ending on or before the Closing Date, or (iii) file any application, or otherwise voluntarily undertake to participate in any program of voluntary disclosure, for amnesty or other relief from penalty for failure to report or pay any Tax, or file any Tax Return, for any taxable period (or portion thereof) of the Company ending on or before the Closing Date.

Section 6.4       Employee Matters.

(a)      For a period of at least one year after the Closing Date (or, if earlier, the date on which the applicable Employee’s employment with Buyer and its Affiliates (including, after the Closing, the Company) terminates), Buyer shall cause the Company to provide each Employee with (i) a base salary or an hourly wage rate, as applicable, and cash incentive opportunities that are substantially comparable to the base salary or hourly wage rate, as applicable, and cash incentive opportunities provided by Seller and its Affiliates to such Employee as of immediately prior to the Closing, and (ii) employee benefits that are substantially comparable to the employee benefits provided by Seller and its Affiliates to such Employee (it being understood that Buyer shall have one hundred twenty (120) days following the Closing Date to cause the Company to provide substantially comparable retirement benefits to Employees).

(b)      Buyer shall or shall cause the Company to (i) waive any limitation on medical coverage due to pre-existing conditions under the applicable medical plan of the Company to the extent an Employee’s pre-existing conditions are currently covered under the medical plan of Seller or its Affiliates, and (ii) credit each Employee with all deductible payments and other out-of-pocket payments paid by each Employee under the Benefit Plan that provide medical benefits to such Employee prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which such Employee has satisfied his or her deductible and out-of-pocket maximum for such year under the applicable medical plan of the Company. Seller shall provide to the Buyer within sixty (60) days after the Closing Date a list of deductibles and out-of-pocket expenses with respect to each Employee and an authorization for the release of such data.

(c)      With respect to the defined contribution plan in which the Employees are eligible participate prior to Closing (the “401(k) Plan”), Seller shall take all reasonably necessary actions as may be required to: (i) cease the Company’s participation in the 401(k) Plan effective immediately prior to the Closing; (ii) ensure that the Company’s cessation of participation or the transactions contemplated hereby are recognized as a distributable event under the 401(k) Plan, such that each Employee becomes, upon the Closing, entitled to an individual distribution of his or her account balance from the 401(k) Plan; (iii) ensure that all contributions made to Employee accounts under the 401(k) Plan are fully vested immediately prior to the Closing; and (iv) ensure that Employees who remain employed by the Company are able to make “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including of loans, in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Employee from the 401(k) Plan to a defined contribution plan of the Company. To the extent that there are loans outstanding under the 401(k) Plan that Buyer and the Company will allow to be rolled over to the Company’s defined contribution plan, Seller shall take such actions as are reasonably necessary to ensure that such loans will not default as a result of the transactions contemplated hereby or as a result of the distribution if the applicable Employee makes a timely rollover election.

(d)      It is intended that, with respect to the Employees, to the extent permitted under Rev. Proc. 2004-53 or other Applicable Law, the Company be treated as a “successor employer” for purposes of Taxes imposed under the United States Federal Unemployment Tax, United States Federal Insurance Contribution Act and any other employment-related Tax, subject to Seller providing Buyer (or the Company) with payroll, withholding and such other information as Buyer reasonably determines is necessary to effectuate this Section 6.4(d). Buyer shall cause the Company, to the extent Seller provides the necessary information, to (i) prepare and furnish to each Employee a combined Form W-2 which reflects all wages and compensation paid to such Employee for that portion of the calendar year in which the Closing Date occurs during which such Employee was employed by Seller and its Affiliates prior to the Closing, as well as that portion of such year during which such Employee was employed by the Company, and (ii) send the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2.

(e)     For the avoidance of doubt, Buyer shall not assume, and Seller and its Affiliates shall retain, any and all Liabilities and obligations relating to any Benefit Plan, other than Liabilities and obligations relating to any Company Benefit Plan set forth on Schedule 3.16(a) and other than the portion of annual discretionary bonuses taken into account in Closing Working Capital.

(f)       Buyer, Seller and their respective Affiliates shall (i) cooperate in good faith in order to effectuate the provisions set forth in this Section 6.4, (ii) cooperate in good faith to exchange information related to Employees and their dependents and beneficiaries, including employment records and benefits information, and (iii) use their respective reasonable best efforts to transfer the participation of Employees from the Benefit Plans to employee benefit plans sponsored, maintained or contributed to by Buyer or any of its Affiliates (including, after the Closing, the Company) in which such Employees are eligible to participate on or following the Closing Date.

(g)      Nothing in this Agreement shall (i) create any third-party beneficiary rights in any current or former Employee or other service provider (or any of beneficiary or dependents thereof) with respect to compensation or benefits that may be provided to any Employee by Buyer or any of its Affiliates or under any employee benefit plan sponsored, maintained or contributed to by Buyer or any of its Affiliates, (ii) prevent Buyer or any of its Affiliates, after the Closing, from terminating the employment of any Employee, or (iii) otherwise be construed in any way as a modification or amendment of the provisions of any employee benefit plan of Seller, the Company, Buyer or their respective Affiliates.

Section 6.5      Confidentiality. Following the Closing Date, each of Seller, on the one hand, and the Company and Buyer, on the other hand (each, a “Disclosing Party”), shall not disclose or make use of any information, whether or not in writing, in the case of Seller, with respect to or concerning the Company and the Business and in the case of Buyer, with respect to or concerning Seller, or the operations, business relationships or financial affairs of Company and Buyer or Seller, as applicable, including financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products and services, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual terms (collectively, “Confidential Information”), except (i) as required by Applicable Law, (ii) reasonably required to operate the Business and with respect to its rights and obligations under the Transition Services Agreement, (iii) to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Seller or Buyer or Company, as applicable, (iv) was publicly known at the time of Disclosing Party’s communication thereof, (v) becomes publicly known through no action or fault of the receiving party subsequent to the time of the Disclosing Party’s communication thereof, (vi) was otherwise disclosed with the written permission of the Disclosing Party. In the event a Disclosing Party is requested or required by Applicable Law (other than with respect to any Stock Exchange Requirements or any routine audit or similar request), or by oral question or request for information or documents in any Proceeding, or by interrogatory, subpoena, civil investigative demand, or similar process, to disclose any Confidential Information, the Disclosing Party will notify the other parties hereto promptly of the request or requirement in writing so that such parties may seek an appropriate protective order or other appropriate remedy and Disclosing Party will reasonably cooperate with other parties in connection therewith. If, absent such order or other remedy, a Disclosing Party is, on the advice of legal counsel, compelled to disclose any Confidential Information, the Disclosing Party may disclose only that portion of the Confidential Information that the Disclosing Party is required by Applicable Law to disclose (and notify Buyer of the content of such disclosure) and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

Section 6.6       Non-Competition and Non-Solicitation.

(a)     During the Restricted Period, no Restricted Party shall, directly or indirectly, engage in, own, have any financial interest in, manage, operate, or work for, any business that directly or indirectly provides managing general agent, managing general underwriter or program administrator services to any of the foregoing with respect to any Restricted Class of Business (in any case, a “Competing Business”); provided, that, nothing in this Section 6.6(a) shall prohibit any Restricted Party’s Beneficial Ownership of less than one percent (1.0%) of the issued and outstanding common equity of a listed class of securities of a publicly-traded company that is engaged in a Competing Business; provided, further, that, for avoidance of doubt, nothing in the immediately preceding proviso shall relieve any Restricted Party of its obligations under Section 6.6(b) and Section 6.6(c). During the Restricted Period, no Restricted Party shall, directly or indirectly, engage in, own, have any financial interest in, manage, operate, or work for, any business that directly or indirectly insures the policies of any Competing Business unless it is produced by the Company.

(b)      During the Restricted Period, no Restricted Party shall, directly or indirectly, whether for such Restricted Party’s own account or for the account of any other Person, (i) encourage any customer, client, supplier or other Person having a business relationship with the Company, Buyer or any of its Affiliates to terminate or alter such relationship to the disadvantage of the Company, Buyer or any of its Affiliates, (ii) encourage any Person not to enter into a business relationship with Buyer or any of its Affiliates, or (iii) impair or attempt to impair any relationships between Buyer or any of its Affiliates and any of their respective customers, clients, suppliers or other Persons with whom they have business relationships.

(c)      During the Restricted Period, no Restricted Party shall, directly or indirectly, solicit for employment or hire any employee of the Company or Buyer, or request, induce or advise any employee thereof to leave the employ of Buyer, without the prior written consent of Buyer; provided, that the foregoing shall not restrict any general solicitation of Persons for employment not directed at any employee of Buyer.

(d)      During the Restricted Period, no Buyer Restricted Party shall, directly or indirectly, solicit for employment or hire any employee of any Restricted Party, or request, induce or advise any such employee to leave the employ of any Restricted Party, without the prior written consent of Seller; provided, that the foregoing shall not restrict any general solicitation of Persons for employment not directed at any employee of a Restricted Party.

(e)      The nature and scope of the foregoing provisions have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary to protect the interests of Buyer and the Company and that adequate consideration has been received directly or indirectly by the Restricted Parties for such obligations, including by way of the consideration received hereunder. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.6 as will render such restrictions valid and enforceable. The parties hereto also acknowledge and agree that (i) any violation of this Section 6.6 will result in an irreparable injury to Buyer and that damages at law would not be reasonable or adequate compensation to Buyer for violation of this Section 6.6 and that Buyer shall be entitled to have the provisions of this Section 6.6 specifically enforced by preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity, and (ii) the Restricted Period shall be tolled, and shall not run, during the period of any material breach of any of the provisions of this Section 6.6.

Section 6.7       Releases.

(a)       Seller, on behalf of itself and each of its controlled Affiliates (other than the Company) and its respective successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits and forever discharges Buyer any and all of its successors and assigns, together with their respective present and former Affiliates (including the Company), partners, shareholders, members, directors, managers, officers, employees and agents (the “Seller Released Parties”), from any and all manner of Proceedings, damages, demands, rights and Liabilities or obligations whatsoever in law or equity whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which any of the Seller Releasing Parties ever had, has had or may have against any of the Seller Released Parties for, upon or by reason of, Seller’s ownership of the Purchased Interests prior to the Closing Date (“Seller Released Claims”); provided, however, that the Seller Released Claims shall not include any claims with respect to (i) Liabilities of the Seller Released Parties under this Agreement (including under Section 6.11) or the Transaction Documents, including any claim of, or based on, Fraud, or (ii) premium related liabilities (to the extent included in the calculation of Closing Working Capital as finally determined under this Agreement) owing from the Company, on the one hand, to Seller or any Subsidiary of Seller (other than the Company), on the other hand.

(b)      Each of Buyer and the Company, on behalf of itself and each of its controlled Affiliates and its respective successors and assigns (the “Buyer Releasing Parties”), hereby releases, acquits and forever discharges Seller and any and all of its successors and assigns, together with their respective present and former Affiliates, partners, shareholders, members, directors, managers, officers, employees and agents (the “Buyer Released Parties”), from any and all manner of Proceedings, damages, demands, rights and Liabilities or obligations whatsoever in law or equity whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which any of the Buyer Releasing Parties ever had, has had or may have against any of the Buyer Released Parties for, upon or by reason of, Seller’s ownership of the Purchased Interests prior to the Closing Date (“Buyer Released Claims”); provided, however, that the Buyer Released Claims shall not include any claims with respect to (i) Liabilities of the Buyer Released Parties under this Agreement or the Transaction Documents, including any claim of, or based on, Fraud or pursuant to Section 7.2(g), or (ii) premium related liabilities (to the extent included in the calculation of Closing Working Capital as finally determined under this Agreement) owing to the Company, on the one hand, from Seller or any Subsidiary of Seller (other than the Company), on the other hand.

Section 6.8     Post-Acquisition Notices. Notwithstanding anything to the contrary in this Agreement, the Company shall provide Insurance Regulatory Authorities with written post-acquisition notices concerning the change-in-control of the Company and, in connection therewith, Seller, on the one hand, and Buyer, on the other hand, shall use their respective commercially reasonable efforts to cooperate with each other to prepare and provide such notices to applicable Insurance Regulatory Authorities (including with respect to the pre-Closing conversion of the Company from a corporation to a limited liability company). The post-acquisition notices to Insurance Regulatory Authorities referred to in the preceding sentence shall include any changes to any information initially required to be provided in the application for the Permit issued by an Insurance Regulatory Authority to Seller or its Affiliates.

Section 6.9        IP Matters.

(a)        Seller acknowledges, on behalf of itself and its Affiliates, that from and after the Closing, (i) as between Seller and its Affiliates, on the one hand, and the Company on the other, the Company is the exclusive owner of all right, title and interest in and to all CONIFER-formative Trademarks, including CONIFER, CONIFER INSURANCE SERVICES, CONIFER HOLDINGS, INC., CONIFER INSURANCE COMPANY, CONIFER INSURANCE GROUP and all similar Trademarks, all variations thereof and all registrations and applications therefor, including all related logos (collectively, the “Conifer Trademarks”), (ii) neither Seller nor any of its Affiliates shall (x) except as set forth in this Section 6.9, use or have any rights in or to any Conifer Trademarks, or (y) contest the ownership or validity of any rights of the Company or any of its Affiliates in or to any Conifer Trademarks.

(b)    Without limiting the foregoing in Section 6.9(a), Seller shall not, and shall cause its Affiliates not to, (i) make any false designation of origin, false or misleading description of fact, or false or misleading representation of fact that is likely to cause confusion, or to cause mistake, or to deceive as to the affiliation, connection or association between Seller (or any of its Affiliates) with the Company, its Affiliates or the Conifer Trademarks, or (ii) apply for, prosecute, maintain or enforce or seek to have any third party apply for, prosecute, maintain or enforce any registration for the Conifer Trademarks or any mark that is identical or confusingly similar to, or a colorable imitation or dilutive of, the Conifer Trademarks.

(c)       Use of Trademarks.

 (i)      Effective as of the Closing Date, the Company hereby grants Seller and its applicable Subsidiaries (collectively, the “Licensees”) for one year after the Closing Date (or, solely with respect to any corporate name, such later period as provided in Section 6.9(d), to the extent provided in such section) (the “Transition Period”) a worldwide, royalty-free, non-transferable, non-exclusive, revocable license to use the Conifer Trademarks solely in connection with the continued operation of its and their businesses in a manner consistent with the use of the Conifer Trademarks during the one-year period prior to the Closing Date (excluding for the avoidance of doubt, any use in connection with the Business) (such businesses, the “Retained Business”), including (A) in connection with the sale, distribution, promotion, advertising, and marketing of the Retained Business’s products and services, and (B) on the Retained Business’s existing signage, business cards, letterhead, invoice forms, advertising, marketing and promotional materials, and other documents and materials containing or bearing any Conifer Trademark (the “Branded Materials”), in each case, in stock as of the Closing Date (“Existing Stock”). Any and all goodwill arising from the Licensees’ use of the Conifer Trademarks inures solely to the benefit of the Company.

 (ii)      Seller shall ensure that the Licensees use the Conifer Trademarks (A) only in a form and manner consistent with, and in connection with products and services of a level of quality equal to or greater than the quality of products and services offered in connection with, the Licensee’s use of the Conifer Trademarks prior to the Closing Date and (B) in compliance with all applicable Laws. Seller shall, and shall cause the Licensees not to, not nor attempt to, nor authorize, enable, or request any other Person to use the Conifer Trademarks in any manner, or engage in any other act or omission, that will or, in the Company’s reasonable judgment, may (1) tarnish, degrade, disparage or reflect adversely on the Conifer Trademarks or the Business or the reputation of Company or its Affiliates, (2) dilute or otherwise harm the value, reputation or distinctiveness of or the Company’s goodwill in the Conifer Trademarks, or (3) invalidate or cause the cancellation or abandonment of the Conifer Trademarks.

 (iii)    The Company or its designee may exercise reasonable quality control over Seller’s and the other Licensees use of the Conifer Trademarks to the extent the Company reasonably deems necessary to maintain the validity and enforceability of, and protect the goodwill connected with the use of and symbolized by, the Conifer Trademarks. Seller shall, and shall cause the other Licensees to, reasonably cooperate with the Company and its designees in the Company’s exercise of such quality control pursuant to this Section. Seller shall, and shall cause the other Licensees to, promptly provide, at the Company’s reasonable request solely for the purpose of exercising such quality control, the Company with samples of their usage of the Conifer Trademarks.

 (iv)    Buyer and the Company hereby disclaim all express and implied representations and warranties concerning the Conifer Trademarks and all responsibility and liability arising out of or relating to the use of any Conifer Trademarks by Seller and the other Licensees.

 (v)      By no later than the end of the Transition Period, Seller shall, and shall cause its Affiliates to, remove from public view all references to (and otherwise cease all uses of) any Conifer Trademarks (other than corporate names, the use of which is subject to Section 6.9(d)) on any website of Seller or its Affiliates, as well as all Branded Materials, and any other materials that use, feature or bear any Conifer Trademarks, any word, term, name or symbol that is identical or confusingly similar to, or a colorable imitation or dilutive of, such Conifer Trademarks, or any false designation of origin, false or misleading description of fact, or false or misleading representation of fact that is likely to cause confusion, or to cause mistake, or to deceive as to the affiliation, connection or association between Seller (or any of its Affiliates) with the Company, its Affiliates or the Conifer Trademarks.

 (vi)      The Company may, after providing (A) written notice to Seller of a material breach of this Section 6.9(c) by Seller or any of the other Licensees and (B) thirty (30) days to cure the same (or longer as may be agreed to by the Company and Seller), terminate the license in this Section 6.9(c).  Seller may terminate the license in this Section 6.9(c) on written notice to the Company and Buyer.

(d)     Promptly following Closing, Seller shall use commercially reasonable efforts, and shall cause each applicable Affiliate to use commercially reasonable efforts, to change its corporate name to one that does not include any Conifer Trademark. Notwithstanding the foregoing, if changing the corporate name of Seller or any of its Affiliates to a corporate name that does not include any Conifer Trademark is not permitted under any Applicable Law or is otherwise impractical as a result of regulatory considerations, each of Seller and its applicable Affiliates may continue to use such corporate names until the earlier of (i) the consummation of any Change of Control of Seller or such Affiliate, respectively, or (ii) the thirty (30) month anniversary of the Closing Date. Seller shall promptly deliver to Buyer evidence of each such name change. For clarity, following the Closing, Seller and its Affiliates may use “CHI” and “CIC” as Trademarks and corporate names in compliance with the provisions of this Section 6.9.

Section 6.10    Documents and Information. After the Closing Date, Buyer shall (and shall cause the Company to), until the seventh (7th) anniversary of the Closing Date, retain all books and records pertaining to the business of the Company in existence on the Closing Date and Seller and its representatives will be given reasonable access, at reasonable times during normal business hours on reasonable prior written notice, to such books and records pertaining to the business of the Company in existence on the Closing Date, to the extent reasonably requested by Seller as necessary (i) to comply with reporting, disclosure, filing and other requirements pursuant to any Stock Exchange Requirements or applicable securities Laws, (ii) to prepare Tax returns or in order to satisfy audit requirements, or (iii) to defend any Proceeding; provided, that, Seller and its representatives shall use commercially reasonable efforts to minimize any disruption to the business of Buyer and the Company in connection with any such access.

Section 6.11      Director and Officer Indemnification.

(a)       Buyer agrees that all rights to indemnification or exculpation from liability now existing in favor of the managers, directors and officers of the Company, as provided in the Organizational Documents of the Company or the indemnification agreements in effect as of the date hereof set forth on Schedule 6.11(a) with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Company will perform and discharge the Company’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in the Organizational Documents of the Company or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Organizational Documents of the Company shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were managers, directors, officers, employees or agents of the Company, unless such modification is required by Applicable Law.

(b)      Following the Closing for a period of 6 years, the Seller (or its Affiliates) shall maintain continuity of the directors and officers liability insurance (or tail insurance) coverage maintained by the Seller or its Affiliates with respect to the Persons who were officers or directors of the Company prior to the Closing, with an annual aggregate limit of liability of not less than the limitations maintained in respect of such matters prior to the Closing, for claims arising from or relating to facts or events that occurred at or before the Closing.

Section 6.12      Insurance Matters.

(a)      Set forth on Schedule 6.12(a) are the Operations Insurance Policies under which the Company or the Business is insured by the Seller or another Affiliate of the Seller (other than the Company) (the “Corporate Insurance Policies”). Buyer acknowledges and agrees that the Corporate Insurance Policies are part of the corporate insurance program maintained by the Seller and its Subsidiaries (other than the Company), and that such Corporate Insurance Policies will not be transferred to the Company or Buyer at or prior to the Closing.

(b)      With respect to any event or circumstance pertaining to the Company or the Business that relate to the period prior to the Closing (such events or circumstances, a “Pre-Closing Insurance Matter”), until claims can no longer be made under the Corporate Insurance Policies pursuant to their terms, Seller will use commercially reasonable efforts to provide the Company with access to such Corporate Insurance Policies in a manner consistent with coverage provided under the Corporate Insurance Policies prior to Closing and shall: (i) reasonably cooperate with the Company and/or Buyer in submitting claims with respect to such Pre-Closing Insurance Matter; (ii) notify insurers under the Corporate Insurance Policies of any claim with respect to a Pre-Closing Insurance Matter as requested by the Company or Buyer; (iii) reasonably cooperate with the Company and Buyer to pursue any claim with respect to a Pre-Closing Insurance Matter in a manner consistent with claims prior to Closing; and (iv) pay over to the Company any insurance proceeds received or receivable by Seller or its Affiliates (other than the Company) in respect of any claim for a Pre-Closing Insurance Matter (less any out-of-pocket costs and expenses incurred in connection with any such recovery). Buyer or the Company shall notify Seller promptly of any Pre-Closing Insurance Matter for which it intends to seeks coverage on behalf of the Company and each party shall keep the other fully informed regarding the status of any claim for insurance coverage in respect of any Pre-Closing Insurance Matter.

(c)      For a period of thirty (30) months following the Closing, Seller shall use commercially reasonable efforts to, (i) at Seller’s sole cost and expense, maintain and renew on substantially similar terms all claims-made Corporate Insurance Policies that are in effect as of the Closing that provide coverage to the Company or the Business, and (ii) not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), fail to renew or terminate, or modify in any manner that would materially and adversely affect coverage in respect of any Pre-Closing Insurance Matter, any Corporate Insurance Policy. Seller shall be solely responsible for any deductible or retention owed in respect of the Corporate Insurance Policies; provided, that, the Company and Buyer shall be solely responsible for any co-payment or similar amount that is payable in respect of the processing of any claim relating to a Pre-Closing Insurance Matter pursuant to the access rights under this Section 6.12.

(d)      For a period of twelve (12) months following the Closing, Seller shall, on behalf of itself and its Affiliates, reasonably cooperate with the Company and Buyer in connection with the procurement of new insurance coverage for the Company or the Business by Buyer and its Affiliates, including the gathering of historical information regarding the Corporate Insurance Policies and claims previously made thereunder; provided, that any reasonable and documented out-of-pocket expenses of Seller or any of its Affiliates relating to such cooperation shall be reimbursed by Buyer or the Company reasonably promptly following the request of Seller.

Article VII.
INDEMNIFICATION

Section 7.1       Survival. The parties, intending to modify any applicable statute of limitations, agree that the Fundamental Representations of the parties contained in this Agreement shall survive the Closing and remain in full force and effect until the earlier of (i) five (5) years following the Closing Date and (ii) the consummation of any Change of Control of Seller occurring after the thirty (30) month anniversary of the Closing Date (the “Survival Period”); provided, that the Survival Period shall not apply to any claim of, or based on, Fraud. Except as set forth in the immediately preceding sentence, (i) all representations and warranties of Buyer contained in Article V shall terminate on the one-year anniversary of the Closing, and (ii) all other representations and warranties of the parties contained in this Agreement shall terminate effective as of the Closing Date. All covenants and agreements of the parties contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their terms. Any claim for indemnification submitted in writing in accordance with this Agreement prior to the expiration of the Survival Period shall not thereafter be barred by the expiration of such Survival Period and such claims shall survive until finally resolved.

Section 7.2       Indemnification by Seller. Subject to the limitations set forth in this Article VII, from and after the Closing, Seller hereby agrees to indemnify and defend Buyer, the Company and their respective Affiliates, and any of their respective directors, officers, managers, employees, partners, shareholders or members, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or paid, directly or indirectly, by the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of, but without duplication:

(a)     any inaccuracy in or breach of any Company Fundamental Representation or Seller Fundamental Representation that are not recoverable by the Buyer (in whole or in part) under the R&W Policy, including due to the retention amount under the R&W Policy not being met;

(b)     any inaccuracy in or breach of any representation or warranty set forth in Article III or Article IV (other than the Company Fundamental Representations and the Seller Fundamental Representations) hereof that are not recoverable by the Buyer (in whole or in part) under the R&W Policy, including due to the retention amount under the R&W Policy not being met; provided, that, for the avoidance of doubt, this clause (b) shall not apply to any of the matters set forth on Schedule 7.2(i);

(c)       any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(d)      Seller Taxes, including any such Taxes imposed directly on a Buyer Indemnified Party, that are not recoverable by the Buyer (in whole or in part) under the R&W Policy, including due to the retention amount under the R&W Policy not being met;

(e)       the Seller Released Claims, including the facts and circumstances underlying the Seller Released Claims;

(f)       any use by Seller or its Affiliates of the Conifer Trademarks (whether as a Trademark, corporate name, or otherwise) in breach of any covenant or agreement made or to be performed by Seller pursuant to Section 6.9;

(g)       the Excluded Assets and Liabilities;

(h)      any Transaction Expenses or Company Indebtedness to the extent not taken into account in calculating the Final Cash Purchase Price;

(i)       such matters set forth on (A) Schedule 7.2(i)(1) and (B) Schedule 7.2(i)(2).

Section 7.3        Indemnification by Buyer. Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer hereby agrees to indemnify and defend Seller and its Affiliates (for avoidance of doubt, not including the Company), and any of their respective directors, officers, managers, employees, partners, shareholders or members, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and to hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of, but without duplication:

(a)     any inaccuracy in or breach of any representation or warranty made by Buyer in Article V (other than breaches of Buyer Fundamental Representations) hereof (without regard to any qualifications as to materiality or Material Adverse Effect or any correlative terms);

(b)       any inaccuracy in or breach of any Buyer Fundamental Representation;

(c)       the Buyer Released Claims, including the facts and circumstances underlying the Buyer Released Claims;

(d)       any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

Section 7.4      Third Party Claims.

(a)      A party seeking indemnification under Section 7.2 or Section 7.3 (the “Indemnified Party”) shall give the party from which indemnification is sought (the “Indemnifying Party”) written notice of any claim or pending or threatened third-party claim or Proceeding as to which such Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied, as soon as is practicable and in any event reasonably promptly following the time that such Indemnified Party first learns of such claim or Proceeding; provided, that failure to give prompt notice shall not relieve the Indemnifying Party from its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure to give notice. Such notice shall state all of the material information then known to the Indemnified Party regarding the amount and nature of such claim or Proceeding and shall specify the representation(s), warranty(ies), covenant(s) or agreement(s) in this Agreement under which such liability or obligation is asserted.

(b)      With respect to any third party claim for which indemnification is sought under Section 7.2 or Section 7.3, the Indemnifying Party shall have the right to direct in good faith, through counsel of its own choosing (which shall be reasonably acceptable to the Indemnified Party), the defense or settlement of any such claim or Proceeding at the Indemnifying Party’s expense so long as the Indemnifying Party notifies the Indemnified Party that it is assuming the right to conduct and control the defense of such third party claim or Proceeding within ten (10) Business Days of their receipt of the initial written notice of such claim or Proceeding; provided, however, that Seller shall not have the right to assume the defense of any such claim or Proceeding if the claim or Proceeding (i) relates to or arises in connection with any Proceeding or investigation by any Governmental Authority, (ii) seeks an injunction or equitable relief against the Indemnified Party, and (iii) in the reasonable determination of the Indemnified Party could adversely affect the continuing business operations of Buyer, the Company or any of their respective Affiliates or their respective relationships with customers, clients, suppliers or other third parties with whom Buyer, the Company or any of their respective Affiliates has a material business relationship. If the Indemnifying Party elects to assume the defense of any such claim or Proceeding, then the Indemnifying Party shall reasonably cooperate with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the expenses of the Indemnified Party relating to any such participation shall be paid for by the Indemnified Party and shall not be recoverable as part of any indemnification claim. In the event the Indemnifying Party assumes the defense of a third party claim, the Indemnifying Party may not settle such claim without the consent of the Indemnified Party unless such settlement (A) does not involve any admissions of fault, responsibility, or liability by or concerning the Indemnified Party and its Affiliates, (B) involves the payment of money damages only, (C) includes a complete and unconditional release of the Indemnified Party and (D) the Indemnified Party is fully indemnified by the Indemnifying Party for any such settlement. Each Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and to provide the Indemnifying Party and its counsel with access to all records and personnel relating to any such claim, or Proceeding during normal business hours, upon reasonable prior notice, and shall otherwise reasonably cooperate with the Indemnifying Party in the defense or settlement thereof. If the Indemnifying Party fails to defend or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, then the Indemnified Party shall have the right to undertake the defense or settlement thereof (at the Indemnifying Party’s expense). In no event shall the Indemnified Party settle or compromise any third party claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.5       Procedure. Any indemnification obligations of Seller pursuant to Section 7.2 shall be satisfied, subject to the limitations set forth herein, including Section 7.6, solely in accordance with the following terms and conditions of this Section 7.5. Upon the Final Determination of any indemnifiable Loss in favor of a Buyer Indemnified Party, such claim shall be satisfied, (i) first, by a written notice executed by Buyer and Seller (or a final judicial decision) delivered to the Escrow Agent within ten (10) Business Days of such Final Determination instructing the Escrow Agent to disburse an amount equal to the total amount of the indemnifiable Loss to the Buyer Indemnified Party from the then-remaining Indemnity Escrow Amount (which notice shall be consistent with the terms of the resolution of the dispute), and (ii) second, any amount not satisfied by the Indemnity Escrow Amount shall be satisfied solely through reduction or set-off against the Earn-Out Consideration or the Adjustment Amount, if any, which may become payable by Buyer to Seller pursuant to Section 2.5 or Section 2.6, as applicable. In the event that Buyer makes a set-off election pursuant to this Section 7.5, Buyer shall provide written notice thereof to Seller specifying in reasonable detail the basis for, and amount of, such set-off. Buyer shall use commercially reasonable efforts to recover losses under the R&W Policy prior to seeking recovery pursuant to Section 7.5(ii).

Section 7.6        Limitations on Indemnification.

(a)      Subject to the limitations set forth herein, with respect to indemnification pursuant to Section 7.2 and Section 7.3, the aggregate amount of all Losses for which the Indemnifying Party shall be liable shall not exceed the aggregate amount of the Indemnity Escrow Amount plus the amount of the Earn-Out Consideration actually payable to Seller hereunder (the “Overall Cap”); provided, that, notwithstanding the foregoing, in no event shall the Overall Cap apply to claims of, or based on, Fraud.

(b)     Notwithstanding anything to the contrary contained herein, with respect to indemnification pursuant to Section 7.2(b), (i) the Seller shall not be liable for any Losses in respect to any matter unless and until the aggregate amount of Losses exceeds $112,500, and then only to the extent of such excess, subject to the Indemnity Cap, and (ii) the aggregate amount of all Losses for which the Seller shall be liable shall not exceed the Indemnity Escrow Amount (“Indemnity Cap”), and the Buyer Indemnified Parties’ sole source of recovery shall be against the funds then held in the Indemnity Escrow Account and/or the R&W Policy; provided, that, notwithstanding the foregoing, in no event shall this clause (b) apply to claims of, or based on, Fraud.

(c)       With respect to indemnification pursuant to Section 7.3(a):

 (i)      the Indemnifying Party shall not be liable for any Loss unless such Loss is in excess of $100,000 (the “Mini-Basket”) (nor shall any such Loss that does not exceed the Mini-Basket be applied to or considered for purposes of calculating the aggregate amount of Losses for purposes of meeting the Deductible in clause (ii) below);

 (ii)      the Indemnifying Party shall not be liable for any Losses in respect of any matter unless and until the aggregate amount of all Losses exceeds $200,000 (the “Deductible”), and then only to the extent of such excess; and

 (iii)      the aggregate amount of all Losses for which the Indemnifying Party shall be liable shall not exceed an amount equal to twenty-five percent (25%) of the Upfront Cash Consideration (the “Cap”); provided, that, the foregoing limitations set forth in clauses (i) - (iii) (including the Mini-Basket, the Deductible, and the Cap) shall not apply to claims in respect of the Buyer Fundamental Representations or claims of, or based on, Fraud.

(d)     Notwithstanding anything to the contrary contained herein, with respect to indemnification pursuant to Section 7.2(i)(B), the aggregate amount of all Losses for which the Seller shall be liable shall not exceed $250,000.

(e)      No Buyer Indemnified Party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification with respect to any Losses as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the amount of any adjustment to the Final Cash Purchase Price.

(f)       The amount of any Losses payable under Section 7.2 or Section 7.3 to a Indemnified Party shall be net of any amounts recovered by such Indemnified Party under applicable insurance policies or from any other Person responsible therefor (in each case, less any out-of-pocket costs and expenses incurred in connection with any such recovery, including increase in insurance premiums). If such Indemnified Party receives any amounts under applicable insurance policies or from any other Person responsible for any Losses (and such amounts exceed the cost of recovery including increase in insurance premiums) after such Indemnified Party receives an indemnification payment in respect of such Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment to such Indemnified Party in respect of such Losses up to the amount received by such Indemnified Party (net of all out-of-pocket costs and expenses incurred by such Indemnified Party in collecting such amount).

Section 7.7       Materiality. For purposes of determining (a) whether a breach or any representation or warranty contained in this Agreement has occurred or whether any such representation or warranty was inaccurate, and (b) the amount of Losses resulting from such breach or inaccuracy, the determination shall be made without reference to the terms “material”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifications as to materiality contained in any such representation or warranty.

Section 7.8      Mitigation. The parties shall take and shall cause their respective Affiliates to take all reasonable steps to mitigate any Loss potentially subject to indemnification under this Article VII upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that Buyer and its Affiliates shall not be required to take steps to mitigate any Loss that is a Seller Tax.

Section 7.9       Exclusive Remedy. Except in the case of any claims of, or based on, Fraud, or under Section 2.6 or 2.8, and for the right to seek specific performance or injunctive relief set forth in Section 6.6 and Section 8.8, the parties acknowledge and agree that (a) the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any claims relating to, arising under, or resulting from the breach of any Company Fundamental Representation or Seller Fundamental Representation shall be pursuant to the applicable provisions of this Article VII and the R&W Policy, (b) the Buyer Indemnified Parties’ sole and exclusive remedy with respect to any claims relating to, arising under, or resulting from the breach of the representations and warranties set forth in Article III and Article IV hereof (other than the Company Fundamental Representations and the Seller Fundamental Representations) shall be pursuant to this Article VII (including by recovery against the Indemnity Escrow Account) and the R&W Policy, (c) Seller’s sole and exclusive remedy with respect to any claims relating to, arising under, or resulting from the breach of the representations and warranties set forth in Article V shall be pursuant to the applicable provisions of this Article VII, and (d) any Indemnified Parties sole and exclusive remedy with respect to any claims relating to, arising under, or resulting the breach of any covenant or agreement set forth in this Agreement shall be pursuant to the applicable provisions of this Article VII of this Agreement.

Section 7.10     Purchase Price Adjustment. To the extent permitted by Applicable Law, any amount paid under this Article VII shall be treated as an adjustment to the consideration paid hereunder and shall be treated as such on the parties’ Tax Returns.

Section 7.11    Indemnity Escrow Release. Within one (1) Business Days after the twenty-four (24) month anniversary of the Closing Date, Seller and Buyer shall deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to release the then-remaining balance of the Indemnity Escrow Account, if any, to Seller to the extent not subject to unresolved claims made prior to that time (and any such funds subject to unresolved claims made prior to that time shall remain in the Indemnity Escrow Account until the resolution thereof and once resolved, Seller and Buyer shall deliver a joint written direction to the Escrow Agent instructing the Escrow Agent to release the then-remaining balance of the Indemnity Escrow Account, if any, to Seller).

Section 7.12     R&W Policy. As of the Closing, Buyer has obtained, a stand-alone representations and warranties insurance policy (the “R&W Policy”) and has provided a copy of which is attached as Exhibit E. Buyer has fully paid (or caused to be paid) any and all fees in connection with the R&W Policy that are required to be paid on or prior to the date on which this Agreement is executed and, as of such date, the R&W Policy is in full force and effect and the legal, valid, binding and enforceable obligation of Buyer, and to Buyer’s knowledge, the other parties thereto. Buyer shall cause the R&W Policy to expressly provide that the insurer thereunder shall not have or pursue any subrogation rights against the Company, Seller, or their respective Affiliates in connection with any claim made by any Buyer Indemnified Parties, except in the case of any claims of, or based on, Fraud. Buyer will not permit the R&W Policy to be amended, waived or otherwise modified in any manner that would reasonably be expected to adversely affect Seller without the prior written consent of Seller.

Article VIII.
MISCELLANEOUS

Section 8.1       Expenses. Except as otherwise provided herein (including with respect to the R&W Policy, for which the costs and expenses shall be borne solely by Seller), all costs and expenses incurred in connection with this Agreement and the Transaction Documents and the related transactions, including all fees and expenses of each party’s counsel, accountants and other representatives, shall be paid by the party incurring such cost or expense.

Section 8.2       Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) upon confirmation of receipt when transmitted by electronic mail, (c) three (3) days after posting in the United States mail when sent by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day following the day sent by an internationally recognized overnight courier service, in each case to the following addresses or email addresses, as the case may be (or to such other addresses or email addresses as a party may have specified by notice given to the other party pursuant to this Section 8.2):

If to Buyer or the Company, to the address set forth on Schedule 8.2:

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Randi Lally
Colum J. Weiden
Email:	randi.lally@friedfrank.com
  colum.weiden@friedfrank.com

If to Seller, to:

Conifer Holdings, Inc.
3001 West Big Beaver Road, Suite 319
Troy, MI 48084
Attention:	Brian Roney
Email:	broney@cnfrh.com

with a copy to:

Honigman LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506
Attention:	Donald J. Kunz
Email:	dkunz@honigman.com

Section 8.3        Amendments and Waivers.

(a)      Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.4       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party, and any purported assignment, delegation or transfer of rights or obligations under this Agreement in violation of this provision shall be null and void ab initio; provided, however, that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to an Affiliate of Buyer with written notice thereof to Seller delivered within five (5) Business Days of such assignment; provided, further, that notwithstanding such assignment, Buyer shall remain liable for all of Buyer’s liabilities and obligations hereunder.

Section 8.5        Governing Law; Jurisdiction.

(a)      This Agreement, and all disputes, claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement (including any dispute, claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the laws of State of Delaware without reference to its choice of law provisions (including with respect to the applicable statute of limitations).

(b)      Any Proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Delaware Court of Chancery, and, if the Delaware Court of Chancery declines to exercise jurisdiction over any such Proceeding, in any federal or state court located in Wilmington, Delaware and each of the parties hereby submits to the exclusive jurisdiction of such courts (and their respective appellate courts) (collectively, the “Chosen Courts”) for the purpose of any such Proceeding; provided, that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such action in the Chosen Courts, (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such action. To the extent that service of process by mail is permitted by Applicable Law, each party irrevocably consents to the service of process in any such action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

Section 8.6       Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7      Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (including by electronic mail in portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart hereof and shall be considered to have the same binding legal effect as if it were the original signed version hereof delivered in person. At the request of any party hereto, any other party hereto shall re-execute original forms hereof and deliver them to such party, except that the failure of any such party to comply with such a request shall not render this Agreement invalid or unenforceable. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns; provided that the (i) the Buyer Released Parties and Seller Released Parties shall be third party beneficiaries of Section 6.7, (ii) Indemnified Parties shall be third party beneficiaries of Article VII, (iii) the Non-Party Affiliates shall be third party beneficiaries of Section 8.15, and (vi) VSRM shall be a third party beneficiary of Section 2.8(b), and in each such case, have rights to enforce such Article or Section, as the case may be.

Section 8.8       Specific Performance. Each of the parties acknowledges and agrees that monetary damages would be an inadequate remedy for breach of, or failure to perform, any provision of this Agreement, and that breach of, or failure to perform, this Agreement will result in immeasurable and irreparable harm to the other parties. Therefore, in addition to any other remedy to which a party may be entitled by reason of another party’s breach of any provision of this Agreement, such party shall be entitled to temporary, preliminary or permanent injunctive relief, or an award of specific performance, requiring any other party comply with its obligations under this Agreement, from any court of competent jurisdiction, as set forth in Section 8.5 of this Agreement, in each case without any requirement to post any bond. The foregoing shall be in addition to any other remedy to which a party is entitled pursuant to this Agreement.

Section 8.9      Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 8.10     Interpretation.

(a)      The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(c)       Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(d)      Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(e)       The word “or” shall be disjunctive but not necessarily exclusive.

(f)       “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)      References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(h)    References to any statute include any rules and regulations promulgated thereunder, and references to any statute, rule or regulation are to such statute, rule or regulation as amended, modified or supplemented from time to time in accordance with Applicable Law.

(i)       References to any Person include the successors and permitted assigns of that Person.

(j)      References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(k)       The word “party” is to be deemed to refer to a party hereto and references to “$” are to U.S. Dollars.

(l)       The definitions contained in this Agreement are applicable to the other grammatical forms of such terms.

(m)     References to “days” shall refer to calendar days unless Business Days are specified.

(n)      Any reference to the “Company” shall be deemed to include the Predecessor Entity unless the context clearly implies otherwise.

(o)       If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(p)      Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (i) included in the electronic data room, or (ii) actually (including electronically through the Virtual Data Room) delivered or provided to Buyer or any of Buyer’s representatives, in each case, no later than one (1) Business Day immediately prior to the Closing Date.

(q)      The language used in this Agreement shall be deemed to be the language chosen by the parties signatory hereto to express their mutual intent and no rule of strict construction shall be applied against any such party. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship or any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 8.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.12     Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult with its own advisors with respect to Taxes.

Section 8.13   No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

Section 8.14   Schedules and Exhibits. All Exhibits and Company Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Company Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on the face of such disclosure. The Company Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and will not be construed to expand in any way the scope or effect of any representations, warranties or covenants in this Agreement. Inclusion of information in any Company Disclosure Schedule will not be deemed or construed as an admission or otherwise imply: (a) that such information (i) is material to the business, results of operations or financial condition of Seller or the Company or (ii) represents a material exception or material fact, event or circumstance or that such information has had or would have a Material Adverse Effect on the business of the Company or (b) that disclosure of any such information is required under any Applicable Law. No disclosure in any Company Disclosure Schedule relating to any possible breach of, violation of, or conflict with, any Contract or Applicable Law shall be construed as an admission or indication that any such breach, violation or conflict exists or has actually occurred. Nothing disclosed in any Company Disclosure Schedule will be deemed or will constitute an admission of any liability or obligation of Seller or the Company to any third Person, nor an admission to any third Person against the interests of any or all of the parties. In addition, matters reflected in such Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In disclosing the information in any Company Disclosure Schedule, neither the Seller nor the Company is waiving any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. The information contained in each Company Disclosure Schedule is strictly confidential. Any capitalized term used in any Exhibit or Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 8.15     Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and the parties thereto. No Person who is not a party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party to this Agreement or any party to any of the other Transaction Documents (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended to be third party beneficiaries of this provision of this Agreement.

Section 8.16     Waiver of Conflicts and Privileged Information.

(a)       Each party acknowledges that (i) the Company, Seller, and/or their respective Affiliates have retained Honigman LLP and Arent Fox Schiff LLP (“Law Firms”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters, (ii) the Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and (iii) no Person other than the Company, Seller, or their respective Affiliates has the status of a client of either Law Firm for conflict of interest or any other purpose as a result thereof. Buyer hereby (A) waives and will not assert, and will cause each of its Affiliates (including the Company) to waive and not assert, any conflict of interest relating to Law Firms’ representation after the Closing of Seller or their respective Affiliates relating to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, including in any litigation, arbitration, mediation or other proceeding arising out of this Agreement or the other Transaction Documents, and (B) consents to, and will cause each of its Subsidiaries (including the Company) to consent to, any such representation, even though in each case (x) the interests of Seller or such Affiliates may be directly adverse to Buyer, the Company or their respective Affiliates or (y) a Law Firm may have represented Seller, the Company, or their respective Affiliates in a substantially related matter.

(b)      Buyer agrees that neither Buyer, the Company, nor any of their respective Affiliates, will have any right to access or control any of Law Firms’ records or communications relating to or affecting the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, which will be the property of (and be controlled by) Seller. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company. Accordingly, Buyer will not, and will cause each of its Affiliates (including the Company) not to, use any Attorney-Client Communications remaining in the records of the Company after the Closing in a manner that may be adverse to Seller or any of its direct or indirect equity holders or Affiliates.

(c)      Buyer agrees, on its own behalf and on behalf of its Affiliates (including the Company), that from and after the Closing (i) the attorney-client privilege and the expectation of client confidence as to all Attorney-Client Communications belong to Seller, as applicable, and will not pass to or be claimed by Buyer, the Company, or any of their respective Affiliates, and (ii) Seller will have the exclusive right to control, assert or waive the attorney-client privilege and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including the Company) not to assert any attorney-client privilege or expectation of client confidence with respect to any Attorney-Client Communications, except in the event of a post-Closing dispute with a Person that is not Seller or a direct or indirect equity holder or Affiliate thereof. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including the Company), that in the event of a dispute between Seller and any of their respective direct or indirect Affiliates, on the one hand, and the Company, on the other hand, arising out of or relating to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, in which a Law Firm jointly represented both parties, neither the attorney-client privilege nor the expectation of client confidence will protect from disclosure to Seller or any of their respective direct or indirect equity holders or Affiliates any information or documents developed or shared during the course of a Law Firm’s joint representation.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:

BSU LEAF HOLDINGS LLC

By:	/s/ Chad Levine
Name: Chad Levine
Title: Chief Executive Officer

[Signature Page to the Interest Purchase Agreement]

Solely for purposes of Section 2.8 of this Agreement:

BSU:

BISHOP STREET UNDERWRITERS LLC

By:	/s/ Chad Levine
Name: Chad Levine
Title: Chief Executive Officer

[Signature Page to the Interest Purchase Agreement]

SELLER:

CONIFER HOLDINGS, INC.

By:	/s/ Brian J. Roney
Name: Brian J. Roney
Title: President

[Signature Page to the Interest Purchase Agreement]